UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12
APA CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2025

Proxy Statement and Notice of Annual Meeting

APA Corporation

INDEX OF FREQUENTLY REQUESTED INFORMATION:

2022-2024 Performance Award Results	36
2024 Annual Incentive Scorecard	29
2024-2026 Performance Award Structure	34
Board and Committee Evaluations	4
Board Risk Oversight	4
CEO Pay Ratio	48
Clawback Policy	37
Climate Change Risk Oversight	6
Compensation Discussion and Analysis	20
Director Compensation Table	55
Insider Trading Policy	10
Pay versus Performance Table	50
Peer Group for Compensation	28
Peer Group for TSR Performance	35
Pledging and Hedging Policies	10
Stock Ownership Requirements for Directors	54
Stock Ownership Requirements for Officers	37
Summary Compensation Table	39

2025 Proxy Statement	i

MESSAGE FROM OUR BOARD CHAIR

Dear Fellow Shareholders,

I’m pleased to share with you some significant milestones our company achieved in 2024, during which we continued to build on our strategic framework by focusing on our core competencies within the oil and gas industry, maintaining financial discipline, and continuing to uphold high standards for environmental responsibility and workplace safety.

Strategic Performance

In 2024, we successfully closed the acquisition of Callon Petroleum Company as well as the divestment of our mature conventional Permian assets. Combined, these transactions focused our U.S. operations on unconventional assets and helped solidify the Permian Basin as the cornerstone of our portfolio. Additionally, we added to our exploration portfolio with onshore leases in Alaska and two offshore blocks in Uruguay. We also announced a positive final investment decision for the GranMorgu Phase 1 project, the first oil development offshore Suriname in Block 58, and a new gas price agreement in Egypt, creating potential for new drilling inventory with economic returns on par with oil.

Financial Performance

We remain committed to returning value to our shareholders. In 2024, we exceeded our goal of returning at least 60% of free cash flow, ultimately returning 71% to our shareholders. This included repurchasing $246 million of our common stock and paying $353 million in dividends. Additionally, we achieved investment-grade status with all three rating agencies during 2024, and we are targeting an improved leverage ratio while maintaining ample liquidity and an attractive debt maturity profile, reflecting our commitment to improve upon our investment-grade credit ratings.

Operational Performance

Our 2024 full-year reported production was approximately 455,000 barrels of oil equivalent per day, which included fourth-quarter production in excess of our guidance. Reflecting the quality of our acquired Callon acreage and the advanced capabilities of our drilling, completion, and production processes, we increased lateral lengths of such acreage in the Delaware Basin by approximately 15% compared to 2023 and reduced total well costs more than 5% year-over-year, despite larger completions and longer laterals. We expect further improvements in 2025 and beyond under the full operatorship by the company and our cost savings initiatives.

Shareholder Engagement

Engagement with shareholders continues to be one of the most important inputs into our decision-making processes. In 2024, we reached out to shareholders representing 63% of our shares outstanding and engaged with shareholders representing 54% of our shares outstanding. A key topic of interest was our executive compensation program, and those discussions directly influenced the enhanced transparency and disclosures in the Compensation Discussion and Analysis section of this year’s proxy statement.

Working Safely

We continued our efforts in 2024 to ensure our employees are properly trained and equipped to work safely. Our continuous improvement programs included increasing leadership presence in worksite Life Saving Rule inspections, which helped strengthen our compliance and hazard management. This is reflected in our exceptional safety performance for the year, with a record-low global total recordable incident rate and a severe incident rate below our target.

Looking Ahead

With steady and predictable production from the Permian Basin and Egypt, Suriname expected to come online in 2028, and promising exploration opportunities in Alaska and Uruguay, we are well-positioned to deliver continued shareholder value. Further, we are working to improve our cost structure to a leading position by streamlining our business, which includes significant cost reduction initiatives and projects to improve our operating practices, targeting at least $350 million in sustainable annual savings by the end of 2027.

On behalf of the entire Board, I would like to thank you for your ongoing investment in APA Corporation. We look forward to delivering the exceptional value for our shareholders that you expect, as we continue to help meet the world’s energy needs.

Sincerely, H. Lamar McKay Non-Executive Chair of the Board

ii	APA Corporation

NOTICE OF ANNUAL MEETING

When	Virtual-Only Meeting	Record Date

Thursday, May 22, 2025 10:00 a.m. Central	Register in advance by visiting: www.proxydocs.com/APA	March 24, 2025

Items of Business

The 2025 annual meeting of shareholders of APA Corporation, a Delaware corporation (the Company), will be held as specified above, in a virtual-only format, for the following purposes:

Proposal		Board Voting Recommendation

1–11	Election of the eleven directors named in this proxy statement to serve until the 2026 annual meeting	✓ FOR each nominee

12	Ratification of appointment of Ernst & Young LLP as the Company’s independent auditor	✓ FOR

13	Advisory vote to approve the compensation of the Company’s named executive officers (NEOs)	✓ FOR

Shareholders will transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Voting and Virtual Attendance

Holders of record of the Company’s common stock as of the close of business on the record date set forth above are entitled to notice of, and to vote at, the annual meeting.

The Company’s annual meeting of shareholders will be held in a virtual-only format. Shareholders will not be able to attend the meeting in person. For details on attending the annual meeting virtually, please refer to the section titled How to Register for and Access the Virtual Meeting located near the end of this proxy statement.

Your vote is very important. Whether or not you plan to attend the annual meeting virtually, we encourage you to vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled Voting near the end of this proxy statement, or, if you requested to receive printed proxy materials, your enclosed proxy card.

By order of the Board of Directors, Rajesh Sharma Corporate Secretary and Assistant General Counsel – Governance

APA Corporation

2000 W. Sam Houston Pkwy. S., Suite 200

Houston, Texas 77042

April 10, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 22, 2025:

This proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available free of charge at: www.proxydocs.com/APA

2025 Proxy Statement	iii

Proxy Statement

This proxy statement contains information about the Company’s 2025 annual meeting of shareholders and, along with any enclosed proxy card, is being made available to you by the Company’s Board of Directors (the Board) starting on or about April 10, 2025. References to APA, the Company, our, we, and us mean APA Corporation and its consolidated subsidiaries, unless the context indicates otherwise. Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

ABOUT APA CORPORATION

The Company owns consolidated subsidiaries that explore for and produce oil and natural gas in the United States, Egypt, and the United Kingdom and that explore for oil and natural gas offshore Suriname and elsewhere.

Since 1954, our company has been unified by our values, culture, and commitment to building shareholder value, with a collective sense of purpose that empowers every employee to make decisions and achieve our goals. Our global team is brought together by a sense of ownership and the knowledge that the best answers win. We aim to be a community partner in our areas of operation, focused on protecting the safety and health of our employees, our communities, and the environment while continuously looking for more sustainable ways to operate.

Our strategy is to remain committed to oil and gas, deliver top operational performance, maintain financial discipline, and build and grow a high-quality portfolio.

Purpose of the Annual Meeting

At the Company’s annual meeting, shareholders will vote on the following matters:

Proposal		Board Voting Recommendation

1–11	Election of the eleven directors named in this proxy statement	✓ FOR each nominee

12	Ratification of appointment of Ernst & Young LLP (EY) as the Company’s independent auditor	✓ FOR

13	Advisory vote to approve the compensation of the Company’s NEOs	✓ FOR

Any other business that properly comes before the meeting may also be transacted. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting. There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting. For complete information on who can vote, how to vote, and the votes needed for approval of the above items, please see the Other Information section near the end of this proxy statement.

Your vote is very important. Please vote your shares in advance, even if you plan to attend the annual meeting virtually.

Internet	Telephone	Mail	Virtual Annual Meeting
Follow the instructions on the proxy card or other voting materials you received.	Call the number provided on the voting materials and follow the prompts to vote.	Complete and return the proxy card included with the materials sent to you.	Vote during the virtual annual meeting as described in this proxy statement.

2025 Proxy Statement	1

CORPORATE GOVERNANCE

Board Committees, Meetings, and Responsibilities

The current membership, responsibilities, and number of 2024 meetings of each standing committee of the Board are set forth below. Actions taken by the committees are reported to the Board at the next Board meeting. During 2024, each of the Company’s then-current directors attended at least 75% of Board meetings and applicable committee meetings held during their respective periods of service. While the Company does not have a policy regarding Board members’ attendance at our annual meeting of shareholders, all then-current directors attended last year’s meeting.

Board and Committee Membership Overview

Member	Board	Audit	CRG&N	Cybersecurity	MD&C

Annell R. Bay	●		Chair		●

Matthew R. Bob	●	●	●

John J. Christmann IV, CEO	●

Juliet S. Ellis	●		●		Chair

Kenneth M. Fisher	●	●		●

Charles W. Hooper	●			Chair	●

Chansoo Joung	●	Chair		●

H. Lamar McKay	Non-Executive Chair

Peter A. Ragauss	●	●		●

David L. Stover	●			●	●

Anya Weaving	●	●	●

Meetings in 2024	9	8	5	4	6

Committee Charters and Governance Documents

You can access on our website at www.apacorp.com electronic copies of the charters of our standing committees, along with our Corporate Governance Principles and Code of Conduct, which meets the requirements of a code of ethics under applicable SEC regulations and Nasdaq standards. You may also request printed copies by writing to APA’s Corporate Secretary at 2000 W. Sam Houston Pkwy. S., Suite 200, Houston, Texas 77042.

2	APA Corporation

Committee Responsibilities

Audit Committee

Joung, Chair

•   Assists the Board in fulfilling its oversight responsibility for the integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls

•   Reviews compliance with legal and regulatory requirements

•   Reviews the independent auditor’s qualifications, independence, and performance, including having sole authority for appointment, compensation, oversight, evaluation, and termination

•   Reviews the performance of the Company’s internal audit function

•   Reviews with management the guidelines and policies governing the process by which both management and the relevant departments of the Company assess and manage the Company’s exposure to risk

•   Oversees the Company’s major financial risks and management’s processes to monitor and control them

The Board has determined that each committee member qualifies as a financial expert, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended (the Securities Act), is “financially sophisticated” under Nasdaq Stock Market (Nasdaq) rules, and is independent under Nasdaq and SEC rules.

Bob

Fisher

Ragauss

Weaving

Corporate Responsibility, Governance, and Nominating (CRG&N) Committee

Bay, Chair

•   Recommends to the Board the slate of director nominees submitted to the shareholders for election at each annual meeting and proposes qualified candidates to fill vacancies on the Board

•   Considers director nominee recommendations from executive officers of the Company, independent members of the Board, and shareholders of the Company, as well as recommendations from other parties

•   Retains an outside search firm to assist it in finding director candidates, when appropriate

•   Develops corporate governance principles, reviews related-party transactions, and oversees the Board evaluation

•   Reviews the Company’s strategies on sustainability, corporate responsibility, and related matters

The Board has determined that each committee member qualifies as independent under Nasdaq and SEC rules.

Bob

Ellis

Weaving

Cybersecurity Committee

Hooper, Chair

•   Assists the Board in fulfilling its oversight responsibility for the Company’s cybersecurity policies, procedures, and plans and the associated risks

•   Reviews the Company’s policies and procedures to prepare for, defend against, recover from, and respond to any material cybersecurity attacks

•   Oversees the preparation of the Company’s cybersecurity disclosures in its reports filed with the SEC

•   Hears from Company management and third-party experts on cybersecurity trends and incidents

The Board has determined that each committee member qualifies as independent under Nasdaq and SEC rules.

Fisher

Joung

Ragauss

Stover

Management Development and Compensation (MD&C) Committee

Ellis, Chair

•   Reviews the Company’s management resources and structure, including CEO and management succession planning

•   Administers the Company’s compensation programs and retirement, equity-based, and similar plans

•   Ensures appropriate practices are in place to support the development and retention of employees

The Board has determined that each committee member qualifies as independent under Nasdaq and SEC rules.

Bay
Hooper
Stover

2025 Proxy Statement	3

Board and Committee Evaluations

Our Board recognizes that a thorough evaluation process is an important element of corporate governance and enhances our Board’s effectiveness. Therefore, each year, the independent non-executive chair of the Board oversees the director evaluation process to ensure that the full Board and each committee assess their performance and solicit feedback for areas of improvement. For the full Board, our non-executive chair interviews each Board member individually to solicit feedback on a wide-range of performance-related matters.

In turn, the chair of the CRG&N Committee interviews each Board member to solicit feedback on the non-executive chair’s performance. Each committee also conducts a thorough annual self-evaluation in the committee’s executive session. These evaluations are then shared with the full Board during the Board’s executive session.

In the first quarter of 2023, the Board also engaged the National Association of Corporate Directors (NACD), which administered an independent board evaluation through individual interviews with, and online surveys completed by, each director. After discussion with the independent non-executive chair and the chair of the CRG&N Committee, NACD issued a report to the full Board.

Board Risk Oversight

The full Board oversees the Company’s risk management and business strategy, including from both a short-term and long-term perspective, while Company management is responsible for the day-to-day management of risk and implementation of that strategy. To assist it in this oversight role, the Board’s committees are primarily responsible for matters relating to the risks inherent in the committees’ respective areas of oversight, with each committee regularly reporting and making recommendations to the full Board. As discussed in detail below, the Board also retains direct oversight of key strategic risks, such as environmental and climate change. The Board believes that this structure and division of responsibility is the most effective way to monitor and control risk.

The Board is also responsible for promoting a culture of prudent risk management for the Company, setting the example for management and for all employees to follow. Through regular interaction with and reporting from management, including with the head of the Company’s internal audit, risk, and compliance functions, along with ongoing communication with the independent auditor, the Board and its committees take an active role in risk oversight for the Company. This risk oversight framework utilized by the Company is designed to enable careful and efficient identification and management of our enterprise risks, with the Board regularly reviewing this framework and related activities to ensure their ongoing effectiveness.

4	APA Corporation

Board Risk Oversight Framework

Board of Directors

•  Oversees the Company’s risk management and business strategy and receives updates from Board committees

•  Invites external experts and advisors to present on current and future risks and trends

•  Reviews strategic risks, including risks relating to operations, environment, health, safety, and security

•  Holds regularly scheduled executive sessions of the independent directors as often as they deem appropriate, but in any event at least twice each year, providing an additional avenue through which the Board monitors the Company’s risk exposure and policies regarding risk management

Audit Committee	CRG&N Committee

•  Reviews with management the guidelines and policies governing the process by which management assesses and manages the Company’s exposure to risk

•  Discusses with management and the independent auditor the Company’s major financial risk exposures

•  Reviews the steps management has taken to monitor and control such exposures

•  Reviews domestic and international responsibility and governance risks, trends, and issues that could affect the Company’s business activities, performance, and reputation

•  Reviews and approves related-party transactions for potential conflicts of interest

•  Reviews the policy governing political contributions and lobbying expenditures and approves Company contributions

•  Develops and recommends to the Board corporate governance principles and a code of conduct and ethics

Cybersecurity Committee	MD&C Committee

•  Reviews risks related to the Company’s cybersecurity policies, procedures, and response plans

•  Oversees the management of risks related to the Company’s privacy, network security, data security, and compliance with applicable information security and data protection laws and industry standards

•  Coordinates with the Company’s Internal Audit function for any audits of cybersecurity systems and processes

•  Develops and monitors the executive compensation program to ensure it does not encourage excessive risk-taking

•  Reviews the Company’s human capital programs, policies, and procedures

•  Reviews executive compensation, incentive compensation, and succession management development plans

•  Ensures appropriate practices are in place to develop and retain the talent necessary for the Company’s objectives

Company Management	Internal Audit

•  Provides day-to-day management of risk and implementation of strategy

•  Tasked with, among other things, ensuring sound policies, procedures, and practices are in place to address corporate-wide management of risks, including financial and operational risks

•  Updates the Board on emerging risks and opportunities

•  Functionally reports directly to the Audit Committee, providing regular reports to the committee and meeting with committee members, with and without management present

•  Provides independent, objective assurance and consulting activity designed to add value and improve operations and reviews the adequacy and effectiveness of risk management, control, and governance systems

For discussion of risk considerations in our compensation programs, please also see Risk Considerations in Compensation Programs included in the Compensation Discussion and Analysis section of this proxy statement.

2025 Proxy Statement	5

Cybersecurity Risk Oversight

Cybersecurity risk is an area of significant focus for our Board, management, and our employees, particularly as more of our operations rely on digital technologies. Cyberattacks use increasingly sophisticated methods and could pose serious risks to the Company’s revenue, reputation, data integrity, and ability to operate in a safe and environmentally responsible way. To mitigate this risk, the Company has adopted an information security program that uses sophisticated technology and processes to reduce the threats posed by malicious online actors, with our Information Technology Security team monitoring, identifying, preventing, and responding to potential cyberattacks that threaten the Company. Additionally, to help ensure the ongoing strength and effectiveness of the Company’s efforts and because of the risks posed to all areas of our operations, the Board established a dedicated Cybersecurity Committee in 2023, the responsibilities of which are described in the section above.

At each meeting of the Cybersecurity Committee, our management team provides updates to the committee regarding the Company’s cybersecurity program, as well as trends in cyberattack activities and other developments impacting our digital security. In turn, the chair of the committee updates the full Board on the discussions that occurred at each meeting of the committee. External cybersecurity experts have been invited to speak to the full Board in the past, and the committee plans to invite external experts to its meetings in the future. Management also provides regular cybersecurity training and updates to Company personnel. Additionally, given Lt. Gen. Hooper’s previous work experience in positions relevant to information security, the Board benefits from his perspectives, skills, and training when reviewing and managing the Company’s exposure to cybersecurity risks.

All members of our Board have also completed the NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute, including all members of the Cybersecurity Committee.

The Company has no indication of a material cybersecurity breach within the past three years that would have had a material impact on our business or results of operations. Additional details regarding the Company’s cybersecurity risk management can be found in the Company’s most recent Annual Report on Form 10-K.

Sustainability and Climate Change Risk Oversight

Our Board and senior management are directly engaged in assessing and managing climate change-related risks and opportunities. These matters are of such a strategic nature that the Board retains direct oversight responsibility, with each committee providing additional oversight unique to their areas of focus:

•	the Audit Committee reviews the Company’s risk management process, which includes management of climate change-related business, legal, and regulatory risks;

•	the CRG&N Committee oversees management of and performance on corporate responsibility, sustainability, and governance issues, including the content of the Company’s annual Sustainability Report;

•	the Cybersecurity Committee has oversight of risks related to our information technology systems that are used to monitor and report on our sustainability initiatives and performance; and

•	the MD&C Committee has linked sustainable performance to compensation for all employees.

In addition to the committees’ work, the full Board receives regular updates on sustainability-related topics, including risk management, greenhouse gas (GHG) emissions management, third-party ratings, and overall responsibility and stewardship performance. The Board also invites outside experts on these issues to provide ongoing education and differing perspectives. Additionally, the Company’s management team conducts scenario analyses, incorporating both short-term views (generally with a 5-year horizon) and long-term views (utilizing internal and external analyses, averaged out over multiple decades). These analyses are utilized when making investment and development plans, including assessing potential climate-related risks and opportunities, which the Board reviews.

The Company commits considerable time, energy, and capital to reduce its impact on the environment and to manage the evolving opportunities and risks associated with climate change. The Board and Company management engage every level of the organization and all functional areas of the business through a “wellhead-to-boardroom” approach that aligns the Company’s collective interests and incentivizes top performance and accountability.

For information on the Board’s role in human capital management, please see the description of the MD&C Committee above and the Management Succession Planning and Leadership Development section below.

6	APA Corporation

Board Leadership Structure

Current Board Leadership Structure

H. Lamar McKay Non-Executive Chair of the Board	John J. Christmann IV Chief Executive Officer

Focuses on Board and corporate governance	Focuses on management leadership and corporate strategy

Separate Roles for Board Chair and CEO

The Board does not have a formal policy regarding whether the position of chair may be filled by the Company’s Chief Executive Officer. Instead, the Board has adopted a flexible leadership structure that allows for variations depending on the circumstances and changing needs of the Company over time. The Board believes the current structure enhances corporate governance and allows each of our non-executive chair and our CEO to remain focused on their distinct roles, which, for the non-executive chair, primarily involves Board and corporate governance and, for the CEO, primarily involves day-to-day management leadership and implementation of our corporate strategy. The Board regularly reviews all aspects of its governance profile, including the Board leadership structure, and will make changes as appropriate.

Role of the Non-Executive Chair

Consistent with good governance practices, since 2015, the Board has annually elected an independent director to serve as non-executive chair. Pursuant to the Company’s Corporate Governance Principles, the non-executive chair is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the independent directors.

The non-executive chair:

●	discusses management’s proposed meeting agendas with the other independent directors and reviews the approved meeting agendas with our CEO

●	leads the discussion with our CEO following the independent directors’ executive sessions

●	ensures that the Board’s individual, group, and committee self-assessments are completed annually

●	leads periodic discussions with other Board members and management concerning the Board’s information needs

●	is available for discussions with major shareholders

●	fulfills the other roles and responsibilities of the non-executive chair included in our Corporate Governance Principles

Board Nomination Process and Refreshment

We are committed to ensuring APA has a highly engaged and skilled Board to provide valuable strategic guidance to our management team. This commitment includes extensive evaluation criteria for election and re-election of Board members, guidelines ensuring our Board members can dedicate sufficient time to the needs of the Board, and a focus on refreshment of the Board to continue to bring in new perspectives, skills, and experiences.

Evaluation Criteria for Board Members

The CRG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board and its committees:

●

Expertise and perspective needed to govern the business and strengthen and support senior management, including, for example, strong financial expertise, knowledge of international operations, knowledge of the petroleum or related industries, or unique insights into matters related to operating sustainably

●	Sound business judgment and a sufficiently broad perspective to make meaningful contributions

●	Interest and enthusiasm in the Company and a commitment to become involved in its future

●	Time and energy to meet Board commitments

2025 Proxy Statement	7

●	Ability to constructively participate in discussions and quickly understand and evaluate complex and diverse issues

●	Dedication to the highest ethical standards

●	Dedication to the highest health, safety, and environmental standards

●	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private

●	Awareness of the dynamics of change and a willingness to anticipate and explore opportunities

All decisions to recommend the nomination of a new nominee for election to the Board or for the re-election of a director are within the sole discretion of the CRG&N Committee. The above criteria and guidelines, together with the section of the Company’s Corporate Governance Principles entitled “Qualifications of Board Members,” constitute the policy of the CRG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Board or its committees.

Overboarding Maximums

As reflected in the evaluation criteria above, our Board recognizes the importance of our directors’ ability to commit significant time and energy to fulfill their responsibilities to the Company. Given the commitment needed for service on a public company’s board, a director’s service on too many other public company boards may cause the director to be “overboarded.”

Therefore, our Corporate Governance Principles state that a director who also serves as the CEO of the Company or any other public company should not serve on more than one other board of a public company, in addition to the Company’s Board, and all other directors should not serve on more than three other boards of a public company, in addition to the Company’s Board.

	CEO Director	Other Directors
Maximum Other Public Company Boards (excluding service on our Board)	1	3
	✓ All our directors comply with our overboarding maximums.

The CRG&N Committee oversees compliance with this overboarding principle and takes public, private, and nonprofit board service into account when evaluating director nominees for election or re-election. As of the date of this proxy statement, none of our directors exceeds our overboarding maximums.

Board Refreshment

The search process for new directors is an extensive and time intensive process involving our CRG&N Committee and the full Board. The CRG&N Committee also has the sole authority to retain any external search firms and advisors, when appropriate, to assist in the search for or evaluation of candidates, including the authority to approve fees and any other terms of retention. The Board’s commitment to spending the time and energy necessary to identify, recruit, and retain talented directors is a critical component of the Board’s responsibilities to our stakeholders.

Over the past six years, we have added seven new directors to the Board and six directors have retired.

Our newest directors bring a variety of skills and perspectives to the Board, including through financial, executive, analytical, cybersecurity, environmental, governance, and international experience. These fresh perspectives continue to help the Board fulfill its commitment to its oversight role and prudently managing the Company’s risks and strategies.

8	APA Corporation

Our Newest Board Members Bring Extensive Experience and Insights

2019	2021	2022		2024

Juliet S. Ellis	H. Lamar McKay	Charles W. Hooper	David L. Stover	Matthew R. Bob	Anya Weaving	Kenneth M. Fisher

Deep expertise with institutional investor community and extensive work in executive compensation	Extensive industry experience in complex capital investments and portfolio management	Cybersecurity, international service, risk management, and foreign relations experience	Experience with significant onshore and offshore operations and international exploration	U.S. onshore E&P executive and operational experience with subsurface technical expertise	Investment banking, M&A, and capital markets experience in the oil and gas industry	Financial, audit, leadership, and public company experience with insights into risk oversight best practices

The Board also greatly benefits from our longer-serving directors, who have been renominated because of the experience and insights they bring, having overseen the Company’s strategies and actions in response to longer-term cycles within the oil and gas industry. They also provide the Board with historical insights and institutional knowledge that assist the Board in better understanding the challenges facing the Company. The Board will continue to evaluate its membership and committee assignments, in furtherance of the Company’s core value to seek top performance through continuous improvement.

Shareholder Recommendations and Nominations

Shareholders interested in making a recommendation to the CRG&N Committee for consideration of a director nominee may contact the Company’s Corporate Secretary at 2000 W. Sam Houston Pkwy. S., Suite 200, Houston, Texas 77042. Shareholder recommendations are then forwarded to the CRG&N Committee for consideration. Additionally, shareholders may review the requirements under the section entitled Future Shareholder Proposals and Director Nominations for the requirements and deadlines to include a director nomination in next year’s proxy statement or for presentation directly at next year’s meeting, in accordance with the Company’s bylaws.

Director Independence

During the first two months of 2025, the Board evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Christmann) and all other relevant facts and circumstances. As a result of this evaluation, the Board determined, as required by the Company’s Corporate Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including the standards for independent directors established by Nasdaq and the SEC.

	Audit	CRG&N	Cybersecurity	MD&C
Committees with Fully Independent Directors	✓	✓	✓	✓

The Company’s Corporate Governance Principles require that the independent directors meet in executive session at least twice each year; in 2024, they met four times in executive session. These executive sessions are chaired by our independent, non-executive chair.

Non-Discrimination

Company policy precludes directors and employees from discriminating against any protected group. As such, all director candidates are evaluated, and the decision of whether to nominate a particular candidate is made, based solely on Company- and work-related factors. The Board is committed to recruiting and appointing a talented and highly capable membership.

2025 Proxy Statement	9

Pledging and Hedging Policies
The Company has a pledging policy that prohibits
non-employee
directors and executive officers from holding APA securities in a margin account or pledging any APA securities as collateral for a loan. The Company also has a hedging policy that prohibits non-employee
directors and executive officers from entering into any hedge or other transaction (such as puts, calls, options, or other derivative securities) in APA securities that has the effect of limiting the risk of ownership of APA common stock or stock options. As of the date of this proxy statement, each non-employee
director and executive officer complies with the Company’s pledging and hedging policies. The Company does not have pledging or hedging policies applicable to employees who are not executive officers.

Pledging or Hedging
For Non-Employee Directors and Executive Officers	☒ No
Insider Trading Policy
The Company has an insider trading policy regarding the purchase, sale, or other dispositions of the Company’s securities by officers, directors, and employees of the Company and its subsidiaries and affiliates, along with other covered persons, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and any listing standards applicable to the Company. A copy of the policy was filed as an exhibit to our most recent Annual Report on Form
10-K.
The policy sets forth the basic principles of the types of insider trading transactions prohibited by U.S. securities laws, reminds individuals that civil and criminal penalties may result from violations, and includes examples of the types of information that could constitute material, nonpublic information.
The policy includes requirements for managers to carefully supervise any subordinates who routinely have access to material, nonpublic information, describes the standard quarterly blackout periods, and addresses the process by which the Company may implement special blackout periods to restrict trading. It also addresses exceptions to the policy, such as transactions under Company plans and transactions under an effective trading plan that complies with applicable securities laws and regulations. Additionally, the Company’s Code of Conduct contains a summary of the key concepts from the Company’s insider trading policy, with a link to view the full policy.
The Company’s Office of the Corporate Secretary is responsible for administering the policy, responding to questions about the policy, and approving applicable preclearance requests. While the Company itself is not subject to the insider trading policy, it is the Company’s long-standing policy that it will not engage in transactions in the Company’s securities while in possession of material nonpublic information regarding the Company or the Company’s securities.
Management Succession Planning and Leadership Development
To drive our success, the Company invests in our greatest asset: our people. This includes ensuring we have talented and high-performing individuals leading the Company at all levels, from leaders in the field to executive officers in our corporate headquarters. The retention and continued development of these leaders is a key priority of the Company. In addition, the Company is focused on leadership succession planning to ensure the identification and preparation of a strong pipeline of future leaders, ensuring that the Company has the right leaders today and tomorrow to execute on our long-term strategies.
The full Board has direct responsibility for overseeing the succession plan for our CEO, including the approval and maintenance of a succession plan, based on recommendations of the MD&C Committee, as required by our Corporate Governance Principles. Additionally, the MD&C Committee is responsible for reviewing and discussing with management the succession planning for other members of our management team, as required by the committee’s charter. Having a clear and defined succession planning process helps keep our current and future leaders more engaged and dedicated to the success of the Company.
Leaders at all levels of the Company, including senior management, are provided ongoing training and skills development programs. Our programs focus on core, leadership, and technical skills, which vary by function and role. A company-wide mentorship program also provides opportunities for informal skill development and improvement of core leadership skills.

10	APA Corporation

Shareholder Engagement Program and Feedback
The Company’s approach to engagement with stakeholders on a year-round basis, including efforts specific to the sustainability issues discussed in the following section, continues to be a core focus of our Board and executive management. These engagement and feedback initiatives help ensure we are addressing the issues critical to the Company’s long-term success.

The feedback received through these engagement programs has been instrumental in guiding the Board’s and the Company’s strategic decision making for operational, risk, and compensation decisions.
Sustainable Operations
The Board and management recognize the importance of helping meet the world’s energy needs safely, responsibly, and profitably. Therefore, we focus our corporate and environmental stewardship efforts in areas that are core to our business, important to our stakeholders, and where we can make an impact:
air
,
water
, and
communities + people
. To ensure accountability, the Board and a cross-functional group of management-level employees takes an active role in overseeing our corporate responsibility strategy and driving performance by linking compensation to the Company’s progress against sustainability metrics.

Focus Area	Vision

AIR	Be at the forefront of our industry’s efforts to measure, disclose, and mitigate emissions

WATER	Preserve freshwater resources and leverage technology to maximize water reuse

COMMUNITIES + PEOPLE	Provide fulfilling and rewarding careers for our employees and create shared value in the communities where we operate
The Company also has a sustainability-focused engagement program with the following components:

Sustainability Engagement

APA Conducts Multiple Meetings with Stakeholder Groups	APA Participates with Shareholders in Governance Forums	APA Facilitates Shareholder Meetings with Our Directors
Communicating with Our Board
Shareholders and other interested parties may communicate with the independent directors of our Board by mailing their communications to the address below, and the Company’s Corporate Secretary will forward relevant communications to the independent directors.

Address for Corresponding with Independent Directors

APA Corporation Attn: Corporate Secretary 2000 W. Sam Houston Pkwy. S., Suite 200 Houston, Texas 77042
Please also see our Code of Conduct and the document titled “Procedures for the Submission of Complaints and Concerns Regarding Accounting, Internal Accounting Controls, or Auditing Matters” available at www.apacorp.com to report concerns about accounting or auditing matters and any actual or suspected violations of law or our Code of Conduct.

2025 Proxy Statement	11

PROPOSALS 1–11: ELECTION OF DIRECTORS

The terms of our current directors will expire at the annual meeting. Each of our current directors has been recommended by the CRG&N Committee and nominated by the Board for election by the shareholders to a one-year term. If elected, all nominees will serve beginning upon their election until their respective successors have been duly elected and qualified at the next annual meeting of shareholders. Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. The Board knows of no nominee for director who is unwilling or unable to serve if elected. Proxies cannot be voted for more than eleven nominees.

Summary Information about Our Nominees

Skills / Attributes

Independent	●	●		●	●	●	●	●	●	●	●

Years on Board	11	1	10	6	1	3	14	4	10	3	1

Age	69	68	58	66	63	67	64	66	67	67	48

Gender	F	M	M	F	M	M	M	M	M	M	F

Ethnic Minority						●	●

Military Veteran						●

Other Public Company Boards		1		1		2	1	1	1		1

Industry Experience Exploration and production experience is critical to oversight of APA’s core operations	●	●	●		●		●	●	●	●	●

Global Experience International expertise supports APA’s global footprint, which includes the United States, Egypt’s Western Desert, the United Kingdom’s North Sea, and Suriname	●	●	●	●	●	●	●	●	●	●	●

Financial Reporting/Accounting/M&A

Familiarity with executing transactions and financial reporting matters helps APA focus on delivering long-term, full cycle returns through effective capital allocation and contributes to audit and reporting oversight

		●	●	●	●		●	●	●	●	●

Risk Management/Compliance Experience in managing risk and compliance allows the full Board and specific committees to meet their stated oversight responsibilities	●	●	●	●	●	●	●	●	●	●	●

Environmental This oversight experience supports APA’s commitment to environmental stewardship	●		●		●			●		●	●

Human Capital Management With a significant number of employees worldwide, experience in engaging, developing, and retaining talent is key to APA’s long-term success	●		●	●		●		●	●	●

Corporate Governance/Ethics Understanding of corporate governance trends and best practices allows APA to continue meeting and exceeding the evolving expectations of our stakeholders	●	●	●	●	●	●	●	●	●	●	●

Executive/Senior Leadership Senior leadership expertise allows our Board to provide effective oversight of and support to our management team across a variety of challenging and complex matters	●	CEO	CEO	●	CFO	●	●	●	CFO	CEO	CFO

Engineering/Tech/Cybersecurity

Engineering and technology expertise encourages APA to take a differentiated approach to exploration and production, while cybersecurity expertise helps to protect these efforts

		●	●		●	●	●	●	●	●

Operations Operational expertise supports our relentless focus on costs and performance excellence, which allows APA to deliver top tier returns to our shareholders	●	●	●		●			●	●	●

12	APA Corporation

Nominees for Election as Directors

Director Since: May 2014 APA Committees: – CRG&N, Chair – MD&C Other Public Company Boards: – None

ANNELL R. BAY

Reasons for Nomination to Our Board

•  With her extensive experience in the global oil and gas industry, Ms. Bay brings critical expertise and oversight of the Company’s strategic exploration and operations projects around the world.

•  Ms. Bay’s relationships with some of the world’s top academic and industry-focused institutions provide APA with rare insight into the latest scientific developments, allowing us to maintain our competitive advantage.

•  As a prior member of public company boards in two countries with vastly different governance regulatory regimes, Ms. Bay brings unique governance perspective and understanding of best practices to the Board.

•  Having served as Chair of our CRG&N Committee and a member of our MD&C Committee, Ms. Bay has been a driving force behind APA’s approach to sustainability leadership and engagement.

Additional Leadership Experience, Service, and Qualifications

•  Advisory board member, Jackson School of Geosciences, University of Texas at Austin

•  Trustee, Trinity University

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

•  Former board member of Verisk Analytics, Inc. and Hunting PLC

Career Highlights

Marathon Oil Corporation, 2008-2014

•  Vice President, Global Exploration

•  Senior Vice President, Exploration

Shell Exploration and Production Company, 2004-2008

•  Vice President, Americas Exploration

Kerr-McGee Oil and Gas Corporation (and Oryx Energy prior to merger), 1988-2004

•  Vice President, Worldwide Exploration

•  Vice President, North America Exploration

Director Since: April 2024 APA Committees: – Audit – CRG&N Other Public Company Boards: – Berry Corporation

MATTHEW R. BOB

Reasons for Nomination to Our Board

•  With his extensive executive and operational experience with U.S. onshore oil and gas companies, including oversight of E&P operations in Texas, Mr. Bob provides important insights into the Company’s onshore operations.

•  Mr. Bob has deep knowledge and demonstrated subsurface technical expertise applicable to the E&P industry and experience as an organizational leader.

•  Having spent the last ten years as a member of the board of directors of Callon Petroleum Company and joining the board of Berry Corporation in the fourth quarter of 2024 has provided him exposure to different segments of the energy industry as well as governance practices and will provide the Board with valuable insight and knowledge on the company’s business.

Additional Experience and Qualifications

•  National Association of Corporate Directors Board Certified

•  Registered Geoscientist

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

Callon Petroleum Company, 2014-2024

•  Independent director and board chair prior to the company’s acquisition by APA

MB Exploration, LLC, 1994-present

•  Founder and managing member of the privately held company that holds Mr. Bob’s mineral interests. MB Exploration does not compete with APA.

SouthCross Energy Partners LLC, 2020-2022

•  Former independent director of natural gas processing and transportation company in South Texas

Eagle Oil & Gas Co., 2014-2022

•  President of the privately held, independent oil and gas company

2025 Proxy Statement	13

Chief Executive Officer Director Since: January 2015 APA Committees: – None Other Public Company Boards: – None

JOHN J. CHRISTMANN IV

Reasons for Nomination to Our Board

•  With more than three decades in the oil and gas industry, including more than 27 years at the Company leading both operational and staff functions and most recently serving as CEO, Mr. Christmann has the proficiency and depth to manage and operate a large-scale oil and gas exploration and production company.

•  Mr. Christmann’s extensive experience in the oil and gas industry has provided him with an in-depth understanding of successful execution and operational management in the field, an appreciation and talent for value-added M&A activity, and the expertise to oversee the strategic direction of a large, publicly traded company.

•  His experience, coupled with his thorough knowledge and understanding of the Company’s assets and unique operations, complement Mr. Christmann’s management strengths and enable him to lead the Company through the complexities of day-to-day operations as well as the macroeconomic impact of commodity prices.

Additional Leadership Experience, Service, and Qualifications

•  Board of Visitors, University of Texas MD Anderson Cancer Center

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

APA Corporation, 1997-present

•  Chief Executive Officer, 2024-present

•  Chief Executive Officer and President, 2015-2023

•  Executive Vice President and Chief Operating Officer, North America

•  Region Vice President, Permian Region

•  Vice President, Business Development

•  Production Manager, Gulf Coast Region

Director Since: May 2019 APA Committees: – CRG&N – MD&C, Chair Other Public Company Boards: – Donnelley Financial Solutions, Inc.

JULIET S. ELLIS

Reasons for Nomination to Our Board

•  Ms. Ellis’s extensive experience over three decades in portfolio management, strategy, and risk oversight has helped guide APA toward fulfilling our commitments to maintain a disciplined financial approach and leverage our diversified portfolio of assets.

•  Ms. Ellis’s deep expertise within the institutional investor community provides her with a unique ability to represent our shareholders and allows the Board to keep apprised of their emerging areas of interest.

•  As our MD&C Chair, Ms. Ellis has been instrumental in leading a number of enhancements made to our executive compensation practices in an effort to align with our shareholders’ expectations.

Additional Leadership Experience, Service, and Qualifications

•  Board of Directors, Houston Methodist Hospital system

•  Member, Women Corporate Directors

•  Chartered Financial Analyst (CFA)

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

Invesco, 2004-2019

•  Managing Director, Senior Portfolio Manager

•  Chief Investment Officer, U.S. Growth Equities Investment Management Unit

•  Senior Portfolio Manager, Small Cap Growth Fund and Small Cap Equity Fund

JPMorgan Chase & Co. (and Fleming Asset Management prior to acquisition), 1987-2004

•  Senior Portfolio Manager

•  Managing Director

•  Equity Analyst

14	APA Corporation

Director Since: October 2024 APA Committees: – Audit – Cybersecurity Other Public Company Boards: – None

KENNETH M. FISHER

Reasons for Nomination to Our Board

•  Mr. Fisher brings with him extensive financial and leadership experience across the oil and gas value chain.

•  Mr. Fisher’s experience on public company boards and as the chair of the audit committee at ChampionX enhances the board’s risk management practices and provides insight into emerging best practices.

Additional Leadership Experience, Service, and Qualifications

•  Former board member and chair of the Audit Committee for ChampionX

•  Former chair of the board of directors of Noble Midstream Partners

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

ChampionX, 2021-present

•  Executive Vice President and Chief Financial Officer

Noble Energy, Inc., 2009-2020

•  Executive Vice President and Chief Financial Officer

•  Senior Vice President and Chief Financial Officer

Shell plc, 2002-2009

•  Executive Vice President, Finance, for Upstream Americas

•  Group Director of Strategy and Business Development

•  Executive Vice President, Strategy and Portfolio for the Global Downstream Business

•  Chief Financial Officer for Shell Oil Products U.S.

Director Since: February 2022 APA Committees: – Cybersecurity, Chair – MD&C Other Public Company Boards: – General Dynamics Corporation – UL Solutions Inc.

Lt. Gen. CHARLES W. HOOPER (U.S. Army, Retired)

Reasons for Nomination to Our Board

•  Lt. Gen. Hooper’s extensive experience with executive and analytical roles, foreign relations, cybersecurity, and international assignments, including service in Egypt, which is an area of significant operations for the Company, brings valuable perspectives that are critical to our Board’s ability to oversee our international portfolio development strategy.

•  His service spanning more than four decades in the U.S. Army has translated to many valuable learnings for our Board, particularly in regard to risk management and critical decision making, as well as navigating the ongoing macroeconomic and geopolitical challenges that APA faces around the world.

•  Lt. Gen. Hooper has vast management experience. In his role as the U.S. Department of Defense expert on security assistance funding and U.S. foreign military sales, he had oversight of 20,000 people globally and over $50 billion in annual weapons sales. This experience brings a valuable perspective on managerial oversight to our Board.

Additional Leadership Experience, Service, and Qualifications

•  Member, Council on Foreign Relations

•  Nonresident Scholar, Atlantic Council; Harvard University Belfer Center

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

•  Additional Board Memberships: Two Six Technologies, Inc.; Civilian Marksmanship Program

Career Highlights

The Cohen Group, 2020-present

•  Senior Counselor

U.S. Army, 1979-2020

•  Director of the Defense Security Cooperation Agency

•  Chief of the Office of Military Cooperation, U.S. Embassy, Cairo, Egypt

•  Command and Staff Assignments, 25th Infantry and 82nd Airborne Divisions

•  U.S. Defense Attaché to the People’s Republic of China

•  Chief Strategist and Planner, U.S. Africa Command

2025 Proxy Statement	15

Director Since: February 2011 APA Committees: – Audit, Chair – Cybersecurity Other Public Company Boards: – South Bow Corporation

CHANSOO JOUNG

Reasons for Nomination to Our Board

•  Mr. Joung has spent the majority of his career in the finance industry working with energy companies. Through his experiences in private equity and as an investment banker, Mr. Joung has gained a rare level of expertise with energy companies, the energy industry, and energy-related capital markets and M&A activity, which greatly enhances the business and strategy capabilities of the Board. He additionally has developed skills in the identification, assessment, and management of risk.

•  During his time at Warburg Pincus, Mr. Joung was responsible for a number of the firm’s investments across conventional energy, including E&P, gas gathering and transportation, and electricity generation. He also coordinated the firm’s renewables activities, including wind, solar, biofuels, and grid storage, which have translated to valuable learnings for the Board as we continue to drive APA’s environmental initiatives forward.

•  Mr. Joung is deeply passionate about our Company’s recruiting efforts and has specific expertise in diverse recruitment and development, which has been instrumental in the Board’s oversight of the Company’s workforce and D&I initiatives.

Additional Leadership Experience, Service, and Qualifications

•  Former Director, Targa Resources Partners/Targa Corporation and Magellan Midstream Partners, L.P.

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

Warburg Pincus, 2005-2015

•  Partner

•  Senior Advisor

Goldman Sachs, 1987-2004

•  Head, Americas Natural Resources Group, Investment Banking Division

•  Co-Head, Recruiting, Investment Banking Division

•  Co-Head, Women’s and Diversity Recruitment and Development, Investment Banking Division

Non-Executive Chair of the Board since September 1, 2022 Director Since: February 2021 APA Committees: – None Other Public Company Boards: – CRH plc

H. LAMAR MCKAY

Reasons for Nomination to Our Board

•  Mr. McKay spent his entire career at a major international oil and gas company. His extensive experience and global perspective assist the Board in the assessment and management of risks faced by natural gas and oil companies.

•  Mr. McKay’s deep level of industry expertise has been critical to the Board’s ability to oversee APA’s complex capital investment and portfolio-related initiatives, including safe and on-budget maintenance turnarounds, modernization efforts, advancement of exploration and appraisal programs, and streamlining of portfolio assets.

•  His experience as Chair of our Board includes time spent working closely with the rest of the Board, the management team, and our stakeholders. In particular, he is heavily involved in APA’s shareholder engagement and sustainability efforts.

Additional Qualifications

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

BP p.l.c. (and Amoco prior to acquisition), 1980-2020

•  Chief Transition Officer

•  Deputy Chief Executive Officer

•  Chief Executive, Worldwide Upstream Business

•  Chair and President, BP America

•  Executive Vice President

•  Head of Strategy

16	APA Corporation

Director Since: December 2014 APA Committees: – Audit – Cybersecurity Other Public Company Boards: – The Williams Companies, Inc.

PETER A. RAGAUSS

Reasons for Nomination to Our Board

•  Mr. Ragauss brings a wealth of accounting, financial, and executive experience to the Board, having held senior positions, including as chief executive officer, chief financial officer, controller, and vice president of finance. His wide and varied experiences in the oil and gas industry, including in the area of finance, have provided him with unique understanding and insight concerning the risks faced by oil and gas companies.

•  His board service at The Williams Companies, whose core business is natural gas gathering, processing, and transportation, has provided valuable learnings to our Board regarding APA’s strategic initiatives as well as corporate governance best practices.

Additional Qualifications

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

Baker Hughes, 2006-2014

•  Senior Vice President and Chief Financial Officer

BP p.l.c. (and Amoco prior to acquisition), 1998-2006

•  Controller, Refining and Marketing

•  Chief Executive Officer, Air BP

•  Assistant to Group Chief Executive, BP Amoco

•  Vice President of Finance and Portfolio Management, Amoco Energy International

El Paso Energy International, 1996-1998

•  Vice President, Finance

Tenneco Inc., 1993-1996

•  Various positions

Kidder, Peabody & Co, 1987-1993

•  Various positions

Director Since: February 2022 APA Committees: – Cybersecurity – MD&C Other Public Company Boards: – None

DAVID L. STOVER

Reasons for Nomination to Our Board

•  Mr. Stover’s experience as the board chair and chief executive officer at an international oil and gas company and his career working in diverse roles in the industry further enhances the Board’s ability to continue fulfilling its critical oversight role across APA’s complex operations.

•  Mr. Stover’s experience working with significant exploration success and offshore operations in the Eastern Mediterranean, West Africa, and Gulf of Mexico, together with his extensive onshore unconventional experience, including in the Permian Basin, also brings key insights to our Board for developing and bringing online large-scale discoveries.

Additional Qualifications

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

Noble Energy, Inc., 2002-2020

•  Board Chair and Chief Executive Officer

•  President and Chief Operating Officer

•  Executive positions in business development and operations

BP p.l.c., 2000-2002

•  Vice President and Business Unit Leader, Gulf of Mexico Shelf, BP America

Vastar Resources, Inc., 1994-2000

•  Various onshore and offshore management positions

ARCO Oil and Gas Company, 1979-1994

•  Positions in engineering, operations, and management

2025 Proxy Statement	17

Director Since: April 2024 APA Committees: – Audit – CRG&N Other Public Company Boards: – Sempra

ANYA WEAVING

Reasons for Nomination to Our Board

•  Ms. Weaving has spent the majority of her career in the investment banking industry advising companies on strategy, mergers and acquisitions and capital markets transactions. Her extensive experience working on and in the oil and gas industry, as well as broad international experience, brings additional critical skills and insights to the Board.

•  Ms. Weaving’s experience advising large cap energy companies on strategic transactions helps the Board in its role evaluating the Company’s asset portfolio and future transactions, and her previous service as a chief financial officer enhances the Board’s financial acumen and insights.

Additional Leadership Experience, Service, and Qualifications

•  Board Trustee, the Musical Arts Association, non-profit organization that oversees the Cleveland Orchestra

•  NACD-sponsored CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University’s Software Engineering Institute

Career Highlights

Bank of America Merrill Lynch, 2017-2022

•  Vice Chair, Global Natural Resources, Investment Banking

•  Managing Director, Global Natural Resources, Investment Banking

SOCO International plc (renamed Pharos Energy plc), 2014-2015

•  Chief Financial Officer

Bank of America Merrill Lynch, 2005-2014

•  Head of European Oil and Gas M&A

•  Managing Director, Mergers & Acquisitions

UBS, 2002-2005

•  Associate Director, European Leisure team

•  Equity Analyst

The Board recommends that you vote FOR the election of each of the nominees as directors.

18	APA Corporation

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Biographical information, as of the date of this proxy statement, for the executive officers of the Company is set forth below.

JOHN J. CHRISTMANN IV, 58 Chief Executive Officer Mr. Christmann’s biographical information is set forth above under the heading Nominees for Election as Directors.

D. CLAY BRETCHES, 60

Executive Vice President, Operations*

Mr. Bretches was appointed executive vice president of Operations on January 1, 2020, having been senior vice president, U.S. Midstream Operations since January 2019. He also served from January 2019 until February 2022 as Chief Executive Officer and President and a member of the board of directors of Altus Midstream Company, which was then a controlled subsidiary of the Company. He previously served as the president and CEO of Sendero Midstream since 2014. Prior to that, Mr. Bretches served at Anadarko Petroleum Corporation as vice president, E&P Services and Minerals from 2010 to 2014, and as vice president, Marketing and Minerals from 2005 to 2010. He was instrumental in the formation of Western Gas Partners, a midstream MLP. Earlier in his career, Mr. Bretches led the crude oil marketing and midstream operations for Vastar Resources and worked as an engineer for ARCO.

*  On January 6, 2025, Mr. Bretches notified the Company of his intention to retire, effective July 1, 2025.

TRACEY K. HENDERSON, 58

Executive Vice President, Exploration

Ms. Henderson was appointed executive vice president of Exploration in January 2023, having previously been senior vice president of Exploration since April 2021. Prior to joining the Company, Ms. Henderson served as chief exploration officer at Kosmos Energy since February 2019, having previously served as their senior vice president of Exploration since January 2017. Prior to her roles in exploration leadership at Kosmos, she also served in a variety of business and geophysical roles of increasing responsibility. Prior to joining Kosmos, Ms. Henderson served in geophysicist roles at Nexen Petroleum, Hess, and Triton Energy.

MARK D. MADDOX, 58

Executive Vice President, Administration

Mr. Maddox has served as executive vice president of Administration since January 2023, having previously been senior vice president of Administration since April 2020. Previously, Mr. Maddox served as senior vice president of Supply Chain and chief information officer since June 2019, and vice president and chief information officer since January 2017. He joined the Company in June 2015 as vice president of Information Technology. Prior to joining the Company, Mr. Maddox worked at Ernst & Young LLP, where he was a principal of Oil & Gas Advisory Services since February 2014, and at Deloitte LLP from 2010 to 2014 as director of Energy and Resources. He also held various roles of increasing responsibility at SAP America from 1998 to 2009, having begun his career at Tenneco Energy in 1989, where he held positions in accounting, operations, and information technology.

STEPHEN J. RINEY, 64

President and Chief Financial Officer

Mr. Riney was appointed president and chief financial officer in January 2024, having previously served as executive vice president since February 2015 and chief financial officer since March 2015. Prior to joining the Company, Mr. Riney served as chief financial officer for BP Exploration and Production from July 2012 to January 2015, overseeing all accounting, business development, planning, and commercial operations for the upstream segment, and served as global head of mergers and acquisitions for BP p.l.c. from January 2007 to June 2012. He also held several management positions in treasury and within the upstream segment, including in finance, operations, and planning. Prior to its merger with BP, Mr. Riney spent eight years with Amoco Corporation in various roles in upstream finance, petrochemicals mergers and acquisitions, corporate planning, and downstream marketing.

KIMBERLY O. WARNICA, 51

Executive Vice President and Chief Legal Officer

Ms. Warnica was appointed executive vice president and chief legal officer in January 2025. Prior to joining the Company, Ms. Warnica served as executive vice president and general counsel of Marathon Oil since March 2022, having previously served as senior vice president and general counsel since January 2021. Additionally, Ms. Warnica was appointed secretary of Marathon Oil in March 2021. Prior to joining Marathon Oil, she was executive vice president, general counsel, chief compliance officer, and secretary at Alta Mesa Resources, Inc. (an exploration and production and midstream company), since 2018. Prior to Alta Mesa, Ms. Warnica served in several positions in the Marathon Oil legal department from 2016 to 2018, including assistant general counsel and assistant secretary. Prior to Marathon Oil, Ms. Warnica served as assistant general counsel and assistant secretary at Freeport-McMoRan Oil & Gas (formerly Plains Exploration and Production Company, an oil and gas production company). She started her career at Hunton Andrews Kurth LLP (formerly Andrews Kurth LLP).

2025 Proxy Statement	19

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis (CD&A)

The Company’s executive compensation program and practices are underpinned by APA’s:

•	purpose – to meet the growing demand for energy in a cleaner and more sustainable way;

•	vision – to contribute to human progress by responsibly helping meet the world’s oil and gas needs; and

•	strategy – to focus on creating sustainable free cash flow by prioritizing long-term returns over growth.

About Our CD&A

This CD&A explains our executive compensation program for our named executive officers (NEOs) serving at the end of 2024. It also outlines the MD&C Committee’s process for making pay decisions and the rationale behind specific actions taken during fiscal year 2024.

Central to these decisions is the Board’s commitment to maintaining an open dialogue with shareholders. In 2024, we continued our robust outreach efforts to deepen our understanding of shareholder perspectives on executive compensation and ensure our program and practices align with their expectations. During these discussions, shareholders:

✓	Reaffirmed their support for key elements of our program, including performance-based pay, metrics tied to cash generation, capital efficiency, and performance relative to our peers.

✓

Appreciated our approach to capping relative Total Shareholder Return (TSR) payouts for long-term incentives when absolute TSR is negative and requiring above-median TSR performance to earn a target payout, reinforcing the importance of aligning pay with shareholder experience.

✓

Called for greater transparency in disclosures, requesting clearer insights into how we set performance goals for incentive plans, select peers for benchmarking, and ensure strong pay-performance alignment.

This input has directly influenced the enhanced transparency of this CD&A, including a new section below that provides insights from Juliet S. Ellis, the Chair of our MD&C Committee, based on representative questions we have received throughout our shareholder engagement activities. This update, in addition to a more thorough narrative throughout, reflects our commitment to clear communication, ensuring shareholders have the information needed to understand our executive compensation strategy and support our decisions.

Our Shareholder Outreach Efforts
We reached out directly to shareholders representing:	We communicated directly with (or were notified no meeting was necessary for) shareholders representing:	The Board Chair and/or MD&C Chair participated in shareholder meetings representing:

2024 NEOs

John J. Christmann IV Chief Executive Officer	Stephen J. Riney President and Chief Financial Officer	D. Clay Bretches Executive Vice President, Operations	Tracey K. Henderson Executive Vice President, Exploration	Mark D. Maddox Executive Vice President, Administration

20	APA Corporation

Additionally, P. Anthony Lannie, former Executive Vice President and General Counsel, and David A. Pursell, former Executive Vice President of Development, are NEOs for fiscal year 2024. They were terminated without cause effective October 15, 2024, and April 9, 2024, respectively. Additional details are provided in the Potential Payments upon Termination or Change in Control table.

Executive Summary

Say on Pay and Shareholder Engagement

The MD&C Committee has a long history of keeping an open dialogue with the investor community. We regularly meet with our shareholders to discuss business topics, seek feedback on our performance, and address other matters, such as executive compensation. As part of these efforts, during 2024, we reached out directly to shareholders representing approximately 63% of shares outstanding to discuss a range of topics, including our executive compensation program, which received approximately 70% support in our most recent say-on-pay vote.

Shareholders owning approximately 54% of our shares outstanding either met with us in engagement meetings or notified us that no meeting was necessary this year. Our independent directors, including our non-executive chair and the chair of the MD&C Committee, were available for all our shareholder meetings throughout 2024, except when a shareholder preferred to speak solely with a specific director or with management only.

What We Heard and What We Did

Focused discussions about executive compensation with our shareholders always provide valuable and balanced insights about what our investors like about our program and what could be enhanced. During this most recent round of outreach, most of our shareholders reiterated their appreciation for APA’s emphasis on performance-based pay and that our incentive plans demonstrate the Company’s commitment to cash generation, efficient capital use, and competitive performance within its peer group. They also acknowledged the MD&C Committee’s discipline in capping relative TSR payouts when absolute TSR is negative and requiring above-median TSR performance to earn a target payout, reiterating that aligning compensation with shareholder experience is a priority. At the same time, we gained a deeper understanding of shareholders’ expectations, particularly regarding the need for enhanced rationale and transparency in our executive compensation disclosures.

Below is a summary of what we heard from our investors and how we are responding to their feedback.

What We Heard	What We Did

Shareholders had some concerns that annual incentive targets were set below prior year’s results without an explanation for why

•   Included more detail in this CD&A about how and why we set performance targets independently of prior-year results as part of our goal-setting process (see Question 1 in the section entitled Insights from Juliet S. Ellis, MD&C Committee Chair below)

Shareholders had questions about the inclusion of companies in the compensation peer group with significantly larger market capitalizations

•   Reinforced in this CD&A that market capitalization is just one factor in our peer group considerations. We include both larger and smaller peers to ensure a well-rounded comparison based on geographic footprint, scale, and complexity (see Question 4 in the section entitled Insights from Juliet S. Ellis, MD&C Committee Chair below)

•   Removed Pioneer Natural Resources (acquired by ExxonMobil) from the compensation peer group for purposes of setting compensation levels for 2025 and replaced it with Civitas Resources, which is better aligned with the current size, scope, operations, and business complexities of APA

Shareholders wanted a better understanding of how the Board views CEO pay-for-performance alignment

•   Provided a broader explanation of how the Board assesses CEO pay-for-performance alignment, including a comparison of target compensation and realized pay relative to peers (see Question 5 in the section entitled Insights from Juliet S. Ellis, MD&C Committee Chair below)

Shareholders requested greater transparency in long-term incentive performance targets, especially for forward-looking metrics	• Published our Cash Return on Invested Capital (CROIC) performance targets for the full three-year performance period of January 1, 2024, through December 31, 2026

2025 Proxy Statement	21

Insights from Juliet S. Ellis, MD&C Committee Chair

Juliet S. Ellis Committee Chair

Shareholder feedback is vital in shaping our executive compensation discussions.

We strive to ensure our investors understand that our decisions reflect the unique complexities and organizational priorities of APA Corporation. Factors such as the significant volatility of commodity markets, operational risks, geopolitical shifts, and resource constraints require a tailored strategy—one that drives long-term value while balancing agility and stability. Consequently, our approach to executive compensation may diverge from standard practices in more stable or growth-oriented industries, as it is tailored to better align with our business needs.

Below are insights from Juliet S. Ellis, the Chair of our MD&C Committee, based on representative questions we have received throughout our shareholder engagement activities.

1. Why are performance targets for annual incentives sometimes set below prior-year actual performance?

We set annual performance targets independently of prior results while aligning them with our strategic goals—a common practice for E&P companies, like APA. This approach reflects the realities of operating in a volatile environment, where fluctuating commodity prices directly impact free cash flow, reinvestment, debt management, and return of capital to shareholders. In such an unpredictable landscape, relying on past performance alone would be neither practical nor effective.

Instead, we focus on setting targets that balance cost and capital investment factors over which we have control and our internal forecast for commodity prices and supply chain inflation levels. Our performance targets are calibrated to reflect the unique complexities of the E&P sector, which calls for a forward-looking, adaptable approach that differs from industries with more stable operating conditions.

2. How do you ensure performance targets are rigorous?

Our performance targets are underpinned by bottoms-up asset plans that align with our corporate financial framework and our outlook for commodity prices, supply chain inflation, capital, and drilling plans. Throughout the year, management conducts multiple rigorous reviews of each asset’s plan to evaluate year-over-year operational improvements and, where possible, assesses external competitiveness, such as benchmarking operational performance and corporate-level financial metrics relative to peers. These reviews critically assess the level of risk and uncertainty in each asset plan, as well as their potential impact on overall business outcomes. This process ensures that when the MD&C Committee approves performance targets at the beginning of each year, they are ambitious yet realistic, striking a careful balance between challenge and achievability to drive meaningful results.

3. Certain performance targets for incentive plan purposes were set below last year’s actual results yet target award opportunities for the CEO increased. How do you justify that decision?

It’s important to understand that setting performance targets and adjusting target award opportunities for our incentive plans are two separate processes:

•

Performance targets are tied to our business strategy and expectations, as described above. They also drive actual pay outcomes—executives can earn above or below their target opportunities based on actual performance results.

•

Target award opportunities represent potential pay levels and are set based on market data, with periodic adjustments to ensure compensation remains competitive. As part of our process, we conduct reviews with the support of our independent compensation consultant to ensure CEO target pay appropriately aligns with the median of our compensation peer group and reflects the size, scope, and strategic demands of the role.

Since 2015, our CEO’s base salary has remained flat, and in 2024, the MD&C Committee approved a 10% increase to his annual incentive target for the first time since then. Over the same period, his long-term incentive target was reduced several times—starting at 815% of base salary in 2015, then lowered to 715% in 2020 and lowered again to 650% in 2022. In 2024, the MD&C Committee raised his target to 730%, as it had fallen below the market median. With these adjustments, our CEO’s total target compensation for 2024 became aligned with the median of our compensation peer group and remains lower than his 2015 total target compensation.

22	APA Corporation

4. Why do you include companies in your compensation peer group with more than double your market capitalization?

Our compensation peer group is designed to reflect the size, scope, and complexity of our operations while providing a meaningful benchmark for recruitment, retention, and performance. While market capitalization is one consideration—and may create a perceived size bias within the peer group—it is not the sole factor. We select peer companies that are both larger and smaller than APA Corporation to get a well-rounded comparison of companies that reflect our size, geographic footprint, scale, and complexity.

We include companies with comparable operational footprints and geographic diversity, both domestically and internationally, as well as those headquartered in Texas or surrounding regions. In addition, the compensation peer group spans a range of 0.4x to 4.0x our revenue and 0.8x to 5.4x our assets. In aggregate, these characteristics help ensure that we set annual target total compensation levels relative to companies that compete with us for executive talent and face similar operational challenges within the E&P sector. They also support our ability to attract and retain senior leaders who possess the extensive technical expertise required to meet our organization’s demands. This structure also allows us to evaluate our compensation practices relative to peers whose business dynamics closely reflect our own, even if their market capitalization differs.

Please see the related discussion in this CD&A below for more information about our compensation peer group.

5. Can you describe how the Board views alignment of CEO pay and Company performance in recent years?

Performance-based pay is a core principle of our compensation plan, and we believe the performance measures used in our incentive plans are the right ones to position APA for long-term success and create sustainable shareholder value, even though our stock price has not yet reflected these efforts. Given the cyclical nature and highly volatile landscape of the E&P sector, our executive compensation program is designed to keep leadership focused on executing key initiatives and driving sustainable growth, positioning the Company to capitalize on opportunities and deliver value as market conditions improve. This approach balances rewarding business achievements with maintaining alignment to long-term shareholder outcomes, even during challenging periods.

We target total compensation opportunity at the median of our compensation peer group, with realizable pay determined by performance—executives can earn above or below their target opportunities based on actual performance results. For example, results linked to annual incentive awards have exceeded target performance levels, reflecting meaningful progress in key business areas, while the portion of long-term performance awards linked to relative TSR have generally yielded below target payouts, which is consistent with our philosophy of aligning executive compensation with shareholder returns.

As shown in the chart below, our CEO’s target total compensation opportunities (APA Target) in 2022 and 2023 were below the Peer Median Target, and his realizable pay (APA Realizable) fell below both the APA Target and Peer Median Target, demonstrating that our CEO’s realizable pay history is aligned with stock performance. For 2024, his APA Target remained aligned with the Peer Median Target (see above) and his APA Realizable pay was below his APA Target. Note: At the time of our proxy statement filing, we did not have 2024 pay data for our peers.

2025 Proxy Statement	23

Changes for 2025: Long-Term Incentives

To better align executive decision-making with shareholder interests and strengthen the link between pay and stock performance, the MD&C Committee refined the 2025 equity mix by adding stock options. Unlike performance awards, which focus on specific financial goals, stock options create value only with stock price growth, increasing at-risk compensation and promoting long-term value creation. This change also reduced the proportion of time-based Restricted Stock Units (RSUs), placing greater emphasis on performance-driven rewards, as shown below:

Long-Term Incentive Award Mix

In addition, performance awards granted in 2025 will place greater emphasis on relative TSR, which will comprise the majority of the award, alongside Cash Return on Invested Capital (CROIC), as shown below. The shift from a sustainability metric to an increased TSR weighting serves two purposes: (1) it sharpens the focus on delivering long-term shareholder value by aligning award payouts with stockholder returns; and (2) reflects investor preferences for formula-based, quantitative market or financial metrics in long-term incentive plans.

Performance Award Mix

2024 Performance Highlights

During 2024, we demonstrated robust financial and operational performance, achieving significant milestones across our portfolio. The strategic acquisition of Callon Petroleum has notably enhanced APA’s Permian footprint, increasing unconventional acreage by approximately 40% and materially increasing our Permian production base and inventory. In addition, several non-core U.S. asset sales, including the sale of our conventional Permian assets, have simplified the asset base and lowered the overall cost structure. These sales have also helped us strengthen the balance sheet post-acquisition.

Outside of the U.S., the Company also advanced transformative projects like the GranMorgu development in Suriname and signed an agreement to incentivize gas exploration and production in Egypt. These accomplishments, bolstered by our sustainability initiatives and safety performance, highlight APA’s unwavering focus on driving long-term growth and creating long-term shareholder value.

24	APA Corporation

Focus Area	Key Achievements in 2024

•   Cash Flow and Shareholder Returns: Generated $869 million of FCF(1) (which was between our threshold and target goals) and returned $599 million to shareholders through dividends and share buybacks

•   Post-Acquisition Debt Reduction: Reduced leverage post-acquisition with $2 billion in proceeds from asset sales and Kinetik shares monetization

•   Credit Rating Upgrade: Received a credit rating increase to BBB- from Standard & Poor’s, achieving investment-grade status at all three major rating agencies

•   Streamlined Financing Structure: Launched debt exchange and tender to move Apache bonds to APA

•   Callon Integration: Successfully integrated Callon and raised initial annual run rate synergy estimate from $150 million to $250 million, much of it implemented by year-end 2024

•   Suriname Development: Achieved a final investment decision for our first development in Suriname Block 58, marking the first offshore development in the country

•   Asset Divestiture: High-graded U.S. portfolio, primarily through the sale of non-core Permian properties

•   Egypt Gas Pricing Agreement: Signed an agreement that raises the contractual price for natural gas production in Egypt and incentivizes increased gas exploration and development activity

•   Emissions Reduction: In Egypt, teams delivered projects to reduce diesel consumption for power generation by 27%, achieved by switching to natural gas power, exceeding the 10% target

•   Safety: Finished 2024 with the lowest Total Recordable Incident Rate (TRIR) on record and achieved a below target Severe Incident Rate (SIR) of 0.009; across our operations, we conducted more than 10,000 Life-Saving Rules inspections with 72% leadership participation

•   Environmental Initiatives: Donated more than 134,000 trees to 52 nonprofit partner organizations through the annual Apache Corporation Tree Grant Program; since 2005, over 5 million trees have been granted to more than 1,000 nonprofit partners and government agencies

Further details regarding our sustainability approach, including current initiatives and recent accomplishments, can be found on the Sustainability portion of our website.

(1)

Free Cash Flow for goal metrics is defined as upstream asset cash flows less capital expenditures and corporate items, which include corporate G&A and other items booked at the corporate level, before Company dividends, excluding stock compensation, working capital, and Gulf of America decommissioning costs, with the result adjusted for sales and acquisitions.

2024 Compensation Highlights

Our program has three primary elements: base salary, annual incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. Below are key highlights of the executive compensation decisions the MD&C Committee made for fiscal year 2024 related to the NEOs:

Element	Key Decisions

Base Salaries

•   Kept most NEO base salaries flat in 2024, with an exception for Mr. Riney

•   Increased Mr. Riney’s base salary to recognize his promotion to President and CFO and expanded responsibilities following the Callon Petroleum acquisition

Annual Incentives

•   Kept most NEO target annual incentive awards unchanged from 2023, with exceptions for Messrs. Christmann and Riney

•   Increased Mr. Christmann’s target for the first time since 2015 to align with market median practices (please see Insights from Juliet S. Ellis, MD&C Committee Chair above for more information)

•   Adjusted Mr. Riney’s target to reflect his new role as President and CFO and expanded responsibilities post-Callon Petroleum acquisition

•   Approved actual annual incentive awards—based on performance—at 109% of target

Long-Term Incentives

•   Granted 2024 awards with a mix of 60% performance-based and 40% time-based equity

•   Increased Mr. Christmann’s target for the first time since 2022 to align with market median practices (please see Insights from Juliet S. Ellis, MD&C Committee Chair above for more information)

•   Adjusted Mr. Riney’s target to recognize his promotion and new responsibilities following the Callon Petroleum acquisition

•   Awarded performance awards from the 2022 grant at 118% of target, with 50% vested on February 5, 2025, and the remaining 50% set to vest on January 1, 2026

2025 Proxy Statement	25

Compensation Best Practices and Policies

We believe the following practices and policies promote sound compensation governance and are in the best interests of our shareholders and executives.

	What We Do		What We Don’t Do

✓	Place a significant emphasis on performance-based, at-risk, long-term compensation	×	Reprice underwater stock options

✓	Extend vesting for performance awards beyond the typical three-year timeline—half (50%) vests at the end of year three and the other half (50%) at the end of year four	×	Provide excessive perquisites

✓	Cap our TSR payouts at target if TSR is negative and require above-median TSR performance to earn a target payout	×	Utilize executive officer employment contracts

✓	Double trigger change in control provisions	×	Provide guaranteed bonuses or uncapped incentives

✓	Maintain a robust clawback policy, and rigorous stock ownership requirements for our officers and directors	×	Pay tax gross ups, except for standard expatriate tax equalization benefits available to all similar employees

✓	Use an independent, external compensation consultant, and all members of the MD&C Committee are independent	×	Allow pledging or hedging of Company securities by directors or executive officers

What Guides Our Program

APA’s Guiding Principles and Executive Compensation Philosophy

The executive compensation program is designed to keep our senior leadership team focused on executing the Company’s strategic plan, with the goal of delivering shareholder value over the long term. As such, executive compensation program decisions are grounded in the following principles:

Alignment with shareholder interests. Executives should be compensated through market-competitive pay elements based on short-term and long-term performance goals that align executive compensation with the creation of long-term value for our shareholders.

Pay for performance. A substantial portion of executives’ compensation should be linked to the achievement of pre-determined financial, operational, and other key strategic metrics with challenging performance targets that align with APA’s business strategy and long-term objectives.

Commitment to sustainability. Our program should include quantifiable environmental and safety goals, the achievement of which impact actual incentive award payouts. Considerable focus should be on metrics that demonstrate our commitment to worker safety and to measurable improvements in emissions reduction.

26	APA Corporation

Components of Executive Compensation

The following primary components of compensation support our executive compensation philosophy:

Component	Purpose	Key Features

Base Salary	Provide market-competitive base pay, reflective of an executive officer’s role, responsibilities, and individual performance to attract and retain top talent	● Reviewed annually based on market data, internal equity, job responsibilities, and individual performance

Annual Incentive Compensation	Focus executive officers on achieving annual financial, operational, and other key short-term strategic goals that align with APA’s business strategy and drive long-term results

●  Based on the achievement of pre-determined corporate performance metrics measured against a mix of quantitative goals (weighted 80%) and qualitative goals (weighted 20%)

●  Driven by challenging targets that reflect and balance financial, operational, and strategic priorities (e.g., capital discipline, cost management, sustainability) with market realities (e.g., continuously fluctuating commodity prices, geopolitical influences, operational risks, and limits of oil and gas reserves)

Long-Term Incentive Compensation	Provides incentives for executive officers to execute on longer-term financial/strategic goals that drive shareholder value creation, and supports APA’s talent retention objectives

●  Comprised of 60% performance awards and 40% restricted stock units (RSUs)

●  Performance awards: earned based on the achievement of relative and absolute metrics at the end of a three-year performance period; vests 50% at the end of year three and 50% at the end of year four

●  RSUs: vest ratably over three years

Compensation Mix

The charts below show the target annual total direct compensation of our CEO and the average for our other NEOs for fiscal year 2024. These charts illustrate that a majority of executive compensation is at risk, with 89.7% for our CEO and an average of 82.6% for our other NEOs at risk.

2025 Proxy Statement	27

Decision-Making Process

Executive compensation decision-making is a core responsibility of the Board, with the MD&C Committee overseeing the executive compensation program. The MD&C Committee is comprised of independent, non-employee members of the Board. Details of the MD&C Committee’s authority and responsibilities are specified in its charter, which may be accessed at our website, www.apacorp.com.

The Role of the Board	The Role of the MD&C Committee	The Role of Executive Management	The Role of the Independent Consultant

The independent members of the Board review, modify as needed, and approve the MD&C Committee’s recommendations for the CEO’s total compensation.

The entire Board is responsible for this same process in establishing annual compensation for the other NEOs.

The MD&C Committee works closely with executive management and its independent consultant to monitor the effectiveness of APA’s executive compensation program throughout the year.

It is responsible for reviewing and approving executive compensation, including evaluating performance against corporate goals, advising on incentive plans, and administering equity-based compensation awards.

The MD&C Committee also discusses human capital matters such as succession planning and management development.

The CEO reviews his recommendations pertaining to the compensation of the other NEOs with the MD&C Committee providing management input, transparency, and oversight.

Recommendations of NEO compensation other than CEO compensation are made by the MD&C Committee.

The CEO does not participate in the deliberations of the MD&C Committee regarding his own compensation.

Independent members of the Board make all final determinations regarding CEO compensation.

The MD&C Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs.

Pursuant to authority granted to it under its charter, the MD&C Committee engaged Pearl Meyer & Partners, LLC and determined that Pearl Meyer was independent during 2024. Pearl Meyer reports directly to the MD&C Committee and does not provide any additional services to management.

Compensation Peer Group

The MD&C Committee regularly assesses the market competitiveness of the Company’s executive compensation program based on data from a comparator peer group (called “the compensation peer group”). The MD&C Committee reviews and determines the compensation peer group’s composition on an annual basis, considering input from its independent compensation consultant and management. In its review, the MD&C Committee references publicly disclosed pay data from the compensation peer group in combination with survey data to help define the competitive market for pay opportunities. The MD&C Committee also collects data from the compensation peer group to examine competitive practices and program governance.

The compensation peer group is intended to reflect E&P companies of a similar size, scope of operations, complexity, and international footprint as APA. In aggregate, these characteristics help ensure that we set annual target total compensation levels relative to companies that compete with us for executive talent and face similar operational challenges within the E&P sector. They also support our ability to attract and retain senior leaders who possess the extensive technical expertise required to meet our organization’s demands. This structure also allows us to evaluate our compensation practices relative to peers whose business dynamics closely reflect our own, even if their market capitalization differs. Specifically, the MD&C Committee uses the following criteria when determining the compensation peer group for companies in our industry:

Component	Criteria

Size	Companies with similar market capitalization—between 0.5x and 6.2x our market capitalization, revenues—between 0.4x and 4.0x our revenue, and assets—between 0.8x and 5.4x our assets

Operations	Companies with similar domestic and/or international operations and complexities

Headquarters	Companies headquartered in Texas or surrounding states

Talent Competition	Companies with which we compete for executive talent

28	APA Corporation

For purposes of setting compensation levels for 2024, the MD&C Committee reviewed the compensation peer group in late 2023. At that time, and consistent with the parameters of our selection criteria described above and to help maintain a reasonably sized compensation peer group for benchmarking purposes, the MD&C Committee added Antero Resources Corporation and Chesapeake Energy Corporation (prior to becoming Expand Energy Corporation). As a result, the 2024 compensation peer group was as follows:

2024 Compensation Peer Group

Antero Resources Corporation	Diamondback Energy, Inc.	Murphy Oil Corporation

Chesapeake Energy Corporation	EOG Resources, Inc.	Occidental Petroleum Corporation

Coterra Energy, Inc.	Hess Corporation	Ovintiv Inc.

Devon Energy Corporation	Marathon Oil Corporation	Pioneer Natural Resources Co.

Given the significant merger and acquisition activity in the oil and gas industry in recent years, ensuring our compensation peer group is aligned with our business objectives, captures the size and complexity of our organization, and remains appropriate for benchmarking our executive compensation program is an ongoing priority. In May 2024, Pioneer Natural Resources was acquired by ExxonMobil. As a result, it was removed from the compensation peer group for purposes of setting compensation levels for 2025 and replaced with Civitas Resources, which is better aligned with the current size, scope, operations, and business complexities of APA.

2024 Executive Compensation Program in Detail

Base Salary

Our base salary program represents annual fixed compensation and is designed to help us recruit and retain executive talent with experience in oil and gas E&P companies operating in the United States and internationally. In making base salary decisions, the MD&C Committee considers the CEO’s recommendations for non-CEO NEO salaries, as well as each NEO’s position and level of responsibility within the Company. The MD&C Committee considers factors such as relevant market data as well as individual performance and contributions.

Our NEOs’ base salaries were held flat in 2024, with the exception of Mr. Riney, who received an increase in recognition of his promotion to President and CFO in January 2024 and his expanded roles and responsibilities in conjunction with the closing of the Callon Petroleum acquisition.

Named Executive Officer	Base Salary on January 1, 2024 ($)	Base Salary on December 31, 2024 ($)	Adjustment in 2024 (%)

John J. Christmann IV	1,300,000	1,300,000	No Change

Stephen J. Riney	795,000	900,000	13.21

D. Clay Bretches	675,000	675,000	No Change

Tracey K. Henderson	625,000	625,000	No Change

Mark D. Maddox	625,000	625,000	No Change

P. Anthony Lannie*	695,000	N/A	N/A

David A. Pursell*	675,000	N/A	N/A

*

Messrs. Lannie and Pursell ceased employment with the Company effective October 15, 2024, and April 9, 2024, respectively. Additional details are provided in the Potential Payments upon Termination or Change in Control table.

Annual Incentive Compensation Plan

Our annual incentive compensation plan is designed to motivate and reward our NEOs to create long-term value by achieving key short-term business objectives aligned with our long-term strategy. Actual annual incentive awards depend on the achievement of corporate performance objectives. The Committee also retains discretion to apply an individual performance factor to awards to either reduce or increase the payout based on its assessment of individual performance.

2024 Annual Incentive Target Award Opportunity

Annual incentive target opportunities are expressed as a percentage of base salary and are established based on market data, internal equity, and size and scope of job responsibilities to create a market competitive total cash compensation level. Actual awards may range from zero to 200% of target. The MD&C Committee increased the 2024 target annual incentive award opportunities for Messrs. Christmann and Riney by 10% and 20%, respectively, to align with market median practices relative to

2025 Proxy Statement	29

their roles. Mr. Christmann’s target award opportunity was increased for the first time since 2015. Mr. Riney’s target award opportunity increase was in recognition of his promotion to President and CFO in January 2024 and his expanded roles and responsibilities in conjunction with the closing of the Callon Petroleum acquisition. All other NEO target annual incentive award opportunities remained unchanged from 2023.

As a result, target annual incentive award opportunities for 2024 were as follows:

Named Executive Officer	2024 Base Salary ($)	2024 Target Annual Incentive Opportunity (%)	2024 Target Annual Incentive Opportunity ($)

John J. Christmann IV	1,300,000	140	1,820,000

Stephen J. Riney	900,000	120	1,080,000

D. Clay Bretches	675,000	100	675,000

Tracey K. Henderson	625,000	100	625,000

Mark D. Maddox	625,000	80	500,000

P. Anthony Lannie*	695,000	80	556,000

David A. Pursell*	675,000	100	675,000

*

Messrs. Lannie and Pursell ceased employment with the Company effective October 15, 2024, and April 9, 2024, respectively. Additional details are provided in the Potential Payments upon Termination or Change in Control table.

Corporate Performance Objectives

Corporate performance objectives are measured based on a pre-determined mix of quantitative metrics and strategic goals that are aligned with our purpose, vision, values, and strategy.

•	Quantitative metrics (80%) are linked to specific financial, operational, and sustainability goals.

○

Financial goals focus on revenue generation and cost management to ensure free cash flow and debt reduction, while controlling production expenses and overhead in an inflationary environment to maximize cash flow.

○

Operational goals prioritize capital allocation for drilling projects to optimize long-term returns and guide management towards exploration and development activities that add reserves cost-effectively.

○

Sustainability goals focus management’s efforts on air, water, and communities and people, to ensure long-term sustainable business, and provide a safe, secure, healthy, and environmentally responsible workplace.

•	Qualitative metrics (20%) focus on advancing strategic goals to strengthen shareholder returns and boost investment appeal through portfolio optimization and balance sheet management.

2024 Corporate Performance Scorecard

The MD&C Committee typically sets the threshold, target, and maximum for each goal at the start of the year, aligned with our approved annual corporate plan and submitted for approval at the February Board meeting. Our corporate performance is then measured against a scorecard at the end of the fiscal year.

A key part of our process is ensuring that each year’s performance targets are set independently of prior results and aligned with our strategic priorities, which is a common practice for E&P companies, like APA. In such an unpredictable landscape, relying on past performance alone would be neither practical nor effective. In particular, we set free cash flow targets based on our plan price for commodities in the year ahead, reflecting the reality that we operate in a highly volatile environment, shaped primarily by fluctuating commodity prices, which directly impact free cash flow, influencing our ability to reinvest, manage debt, and return value to shareholders (i.e., when our plan price is lower than previous year, free cash flow targets will be set lower). Our performance targets are calibrated to account for these challenges and reflect the unique complexities of the global E&P sector, which calls for a forward-looking, adaptable approach that differs from industries with more stable operating conditions. This approach ensures that we can remain agile in changing market conditions, reinvest in future growth, and safeguard financial health, all while focusing on prudent risk management and long-term value creation for shareholders.

30	APA Corporation

The 2024 corporate performance scorecard, which reflects performance goals that were restated under the plan to include the Callon acquisition, is outlined on the following page.

The MD&C Committee’s Final Scorecard 2024 Corporate Performance Metrics

		Performance Goals and Actual Results

Objectives/Metrics	Weight	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Payout

Financial/Operational

Free Cash Flow ($MM)(1) — focuses leadership on conservative budgeting and strict cost management; represents cash remaining after capital expenditures, highlighting our capacity to reinvest in the business or return funds to shareholders					18%

Cash Costs per Barrel of Oil Equivalent ($/BOE)(2) — keeps leadership focused on managing production expenses and overhead in an inflationary environment to maximize cash flow; measures operational efficiency by tracking the cash cost to produce each BOE, promoting cost discipline and efficiency—essential for profitability amid fluctuating commodity prices					26%

Drilling Capital Efficiency (P/I)(3) — encourages maximizing production while minimizing capital investment, directly impacting profitability and resource utilization to optimize long-term returns; evaluates the effectiveness of capital use in drilling operations to achieve optimal production					9%

All-in Finding and Development ($/BOE)(4) — promotes efficient capital use in reserve expansion, essential for long-term growth and resource sustainability; measures the total cost of discovering and developing reserves, including exploration and development expenses					10%

Sustainability

Air — Deliver projects to reduce diesel consumption for power generation by the specified goal percentage in 2024					20%

Safety — Achieve the specified goal set for the Company’s severe incident rate					6%

Safety — Conduct Life-Saving Rules inspections with greater than 30% leadership participation					10%

Strategic

FCF to Shareholders — Return a minimum of 60% of Free Cash Flow to shareholders		• Returned approximately 70% of Free Cash Flow to shareholders, exceeding the target of 60%			10%

Long-Term Outlook — Materially improve the long-term Company outlook (outside the three-year plan)		• Achieved significant milestones across our portfolio; however, international headwinds prevented us from fully reaching this goal			0%

Final Achievement					109%

2025 Proxy Statement	31

(1)

Free Cash Flow for goal metrics is defined as upstream asset cash flows less capital expenditures and corporate items, which include corporate G&A and other items booked at the corporate level, before Company dividends, excluding stock compensation, working capital, and Gulf of America decommissioning costs, with the result adjusted for sales and acquisitions.

(2)

Cash costs per BOE includes lifting (direct) expense, workover expense, and overhead costs. This is calculated as total applicable costs for the year divided by total adjusted BOE production (excluding tax barrels and non-controlling interests) for the year. Results were adjusted for sales and acquisitions, changes in currency exchanges rates, price impact on Egypt volumes, Waha differential related production curtailment, and U.S. ethane related BOE production impact.

(3)

Drilling capital efficiency is measured using the profitability index (P/I) metric, defined as the ratio of the discounted cumulative operating cash flow generated by a project relative to the discounted capital investment in the project using a 10% discount rate. It is calculated based on well and facility capital costs, life of well production forecasts, and operating costs and is fully burdened with overhead costs and non-overhead indirect costs. Suriname exploration is excluded. Results were adjusted for sales and acquisitions, inflation impact on pricing environment, and Waha differential related production curtailment.

(4)

All-in F&D costs are determined on a $/BOE basis by dividing the sum of drilling, completion, facility, land, seismic, and overhead costs for the year by the proved reserves added from extensions, discoveries, and engineering revisions. Costs include both capital and cash exploration expense. Both costs and reserves are determined on a GAAP basis (upstream only). Results were adjusted for sales and acquisitions, changes in exploration investments, and North Sea reserve write-off related to energy profits levy impact on cessation of production.

Individual Performance Factor

The annual incentive compensation plan includes an individual performance factor that may be applied at the MD&C Committee’s discretion based on the NEO’s individual performance. The MD&C Committee may decide to adjust each NEO’s annual incentive award payout upward or downward by applying a multiplier in the range of 0% to 200% against the initially calculated payout based on the corporate performance results. An individual performance factor of 100% is equivalent to no adjustment to the initially calculated payout. For 2024, the CEO recommended individual performance factors for the other NEOs, and the MD&C Committee determined the CEO’s individual performance factor. The MD&C Committee approved an individual performance factor of 100% for all NEOs, resulting in no adjustments to the initially calculated payouts based on corporate performance results, as shown in the table below.

2024 Annual Incentive Award Payouts

Based on the results above, the actual annual incentive awards paid to the NEOs for 2024 were as follows:

Named Executive Officer	2024 Target (%)	2024 Target ($)	Corporate Performance Results (%)	Individual Performance Results (%)	2024 Actual ($)	Actual as Percent of Target (%)

John J. Christmann IV	140	1,820,000	109	100	1,983,800	109

Stephen J. Riney	120	1,080,000	109	100	1,177,200	109

D. Clay Bretches	100	675,000	109	100	735,750	109

Tracey K. Henderson	100	625,000	109	100	681,250	109

Mark D. Maddox	80	500,000	109	100	545,000	109

P. Anthony Lannie*	80	556,000	N/A	N/A	438,622	79

David A. Pursell*	100	675,000	N/A	N/A	183,750	27

*

Messrs. Lannie and Pursell ceased employment with the Company effective October 15, 2024, and April 9, 2024, respectively. Pursuant to the Executive Termination Policy, as described in footnote (2) of the Potential Payments upon Termination or Change in Control table, they received prorated annual incentive awards based on 100% achievement of their 2024 target amounts.

Long-Term Incentive Compensation

Our long-term incentive compensation plan is intended to align the long-term interests of our NEOs and our shareholders and encourage the achievement of the long-term goals of the Company. Long-term equity incentives are also designed to motivate and retain top talent. To accomplish these objectives, the MD&C Committee considers a mix of equity vehicles when granting long-term incentives, using performance-based and time-based awards as follows:

Performance Awards, 60%	Restricted Stock Units (RSUs), 40%

32	APA Corporation

2024 Long-Term Incentive Target Award Opportunity

The MD&C Committee determines long-term incentive award amounts based upon a number of factors, including competitive market data, total overall compensation provided to each NEO, Company performance during the fiscal year preceding the year of grant, and historic grants. The MD&C Committee increased the 2024 target long-term incentive award opportunities for Messrs. Christmann and Riney to align with market median practices relative to their roles.

Mr. Christmann’s long-term incentive target has been adjusted over several years to reflect market conditions—starting at 815% of base salary in 2015, then lowering to 715% in 2020, and 650% in 2022. In 2024, the MD&C Committee increased his target to 730% of base salary, as it had fallen below the market median. Mr. Riney’s target award opportunity increase was in recognition of his promotion to President and CFO in January 2024 and his expanded role and responsibilities in conjunction with the closing of the Callon Petroleum acquisition.

The table below shows the target annual long-term incentive award values granted for fiscal year 2024 for each of the NEOs:

Named Executive Officer	Performance Awards ($)	Restricted Stock Units ($)	Total Target Award Value ($)

John J. Christmann IV	5,694,000	3,796,000	9,490,000

Stephen J. Riney	3,240,000	2,160,000	5,400,000

D. Clay Bretches	1,620,000	1,080,000	2,700,000

Tracey K. Henderson	1,312,500	875,000	2,187,500

Mark D. Maddox	1,218,750	812,500	2,031,250

P. Anthony Lannie*	1,251,000	834,000	2,085,000

David A. Pursell*	1,620,000	1,080,000	2,700,000

*

Messrs. Lannie and Pursell ceased employment with the Company effective October 15, 2024, and April 9, 2024, respectively. Pursuant to the Executive Termination Policy, as described in footnote (2) of the Potential Payments upon Termination or Change in Control table, their 2024 performance awards were forfeited, and they received prorated vesting of their 2024 RSUs.

2024 Performance Awards

Performance awards make up the majority of long-term incentive compensation (60% of the award) and are designed to align pay with both relative and absolute performance metrics, ensuring a comprehensive and balanced evaluation of long-term success.

Actual awards earned and vested may range from zero to 200% of target, based on the achievement of pre-determined Cash Return on Invested Capital (CROIC), relative Total Shareholder Return (TSR), and Sustainability goals over a three-year performance period of January 1, 2024, through December 31, 2026.

CROIC, 40%	Relative TSR, 40%	Sustainability, 20%

Vesting

The vesting provisions for performance awards extends beyond the typical three-year timeline, with half (50%) of the performance awards vesting at the end of year three and the other half (50%) at the end of year four. This longer vesting period reinforces long-term value creation and encourages sustained performance over a longer horizon.

Three-Year Measurement Period			Vesting (as Warranted)

Start of Year 1 Awards Granted	Year 2	Year 3	End of Year 3 50% Vest	End of Year 4 50% Vest

2025 Proxy Statement	33

2024-2026 Performance Award Metrics

Long-term incentive compensation is based on the achievement of pre-determined CROIC (40%), relative TSR (40%), and Sustainability (20%) goals that focus on financial efficiency, align with shareholder returns, and drive APA’s long-term sustainability initiatives.

2024-2026 Performance Awards

Cash Return on Invested Capital

CROIC measures our ability to generate cash returns relative to the capital invested in our operations. In our sector, capital allocation is crucial due to the high capital intensity and long-term nature of investments in exploration, drilling, and production. CROIC ensures that management is incentivized to deploy capital efficiently, maximizing returns from oil and gas assets. Additionally, it aligns executive compensation with shareholder value creation by focusing on sustainable cash flow generation over the long term, regardless of commodity price fluctuations—rather than only increasing production or reserves, which may not directly impact financial performance.

CROIC target awards are denominated in cash, with any earned awards also paid in cash. Actual award payouts for the 2024-2026 performance cycle can range between 0% and 200% of target based on the following goals:

	CROIC Performance Range(2)
	Threshold	Target	Maximum
Three-Year Average WTI Price(1)	50% Payout	100% Payout	200% Payout
-$20 ($49)	20%	23%	25%
-$10 ($59)	25%	28%	31%
3-Year Plan at Strip ($69)	30%	33%	37%
+$10 ($79)	33%	37%	40%
+$20 ($89)	35%	40%	43%

(1)  In the -$10 and -$20 price scenarios, targets have been adjusted for lower activity and cost deflation. In the +$10 and +$20 price scenarios, targets have been adjusted for higher inflation. In all price scenarios, 60% of free cash flow is targeted to be returned to shareholders at a minimum.

(2)  CROIC is calculated with the numerator as cash flow from operations before changes in working capital, excluding minority interest in Egypt, with financing costs added back, and the denominator as average debt plus average APA shareholders’ equity. When calculating results, the impact of any material unanticipated accounting effects will be neutralized. This will include reversal of tax allowance, impairments, changes in accounting for a long-term natural gas supply contract with an LNG export customer, and similar items. Any impacts from significant regulatory changes will be removed. CROIC is calculated for each year, and then the average is taken over three years. CROIC will be adjusted for changes in the portfolio and capital program. Performance over the three-year period is measured as a percentage above or below target, based on a matrix of three-year average West Texas Intermediate (WTI) prices. The target is subject to adjustment based on the actual three-year average WTI price.

34	APA Corporation

2024-2026 Performance Awards

Relative Total Shareholder Return

TSR performance is measured over a three-year period relative to both performance peer companies and the S&P 500 Index. Comparing our performance to the S&P 500 ensures that results are evaluated against the broader market, providing a comprehensive view of how we perform within our industry and also in comparison to large-cap companies. The 2024 performance peer group is as follows:

2024 TSR Performance Peer Group*
Antero Resources Corp.	Devon Energy Corp.	Magnolia Oil & Gas Corp.	Range Resources Corp.
Chevron Corp.	Diamondback Energy, Inc.	Marathon Oil Corp.	Southwestern Energy Co.
Civitas Resources, Inc.	EOG Resources, Inc.	Matador Resources Co.	S&P 500 Index (weighted twice)
CNX Resources Corp.	EQT Corp.	Murphy Oil Corp.
ConocoPhillips Co.	Exxon Mobil Corp.	Occidental Petroleum Corp.
Coterra Energy Inc.	Kosmos Energy Ltd.	Ovintiv Inc.

* For acquisitions, we calculate TSR to align with the shareholders’ returns per the terms of the transaction.

Median level performance—defined as 12 of 23—results in a below target payout (95% of target), underscoring our commitment to rewarding results that demonstrate superior performance against peers. Relative TSR performance is measured using the payout scale below:

Rank	1–3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21–23

Payout (%)	200	180	172	164	156	148	139	131	115	95	86	76	67	57	48	39	29	20	—

Relative TSR target awards are granted using restricted stock units, with any earned awards settled in cash based on the closing share price on the vesting date. These awards are eligible for dividend equivalents that accumulate during the performance period if dividends are declared and paid by the Company during such period, subject to the resulting performance multiple. If a payout is warranted, dividends are paid in cash at the end of the performance period based on the same achievement and vesting schedule as the underlying awards. Dividends are forfeited if the underlying awards are forfeited. Any earned awards are capped at 1x target if absolute TSR is negative.

Sustainability

Sustainability is focused on reducing methane intensity by 50% (compared to 2021) by year-end 2026. By including this target, we ensure that leadership is incentivized to focus on operational efficiency, regulatory compliance, and innovations that lower methane emissions, underpinning APA’s efforts to deliver foundational energy products as cleanly and efficiently as possible.(1)

Sustainability target awards are granted using restricted stock units, with any earned awards settled in cash based on the closing share price on the vesting date. These awards are eligible for dividend equivalents that accumulate during the performance period if dividends are declared and paid by the Company during such period, subject to the resulting performance multiple. If a payout is warranted, dividends are paid in cash at the end of the performance period based on the same achievement and vesting schedule as the underlying awards. Dividends are forfeited if the underlying awards are forfeited.

(1)  The reduction in the Company’s global methane intensity is assessed over a three-year period against the percentage reduction target compared to the previous baseline year of 2021, using the calculation standards applicable to each country of operations.

Time-Based Restricted Stock Units (RSUs)

Time-based RSUs are designed to support APA’s leadership retention objectives and align long-term compensation with stock performance. RSUs vest ratably over three years. The NEOs receive common stock for a portion of the RSU awards that vest. The remaining portion of the RSUs are paid in cash at vesting.

2025 Proxy Statement	35

Performance Awards Earned for 2022 Grants (January 1, 2022 – December 31, 2024)

In 2022, the NEOs at that time were granted their target performance awards with vesting based on achievement of CROIC, relative TSR, and Sustainability goals. Based on the results below, performance awards were earned at 118% of target. Half (50%) of the performance awards vested on February 5, 2025, and the other half will vest on January 1, 2026.

Results for 2022-2024 Performance Awards

		Performance Goals and Actual Results

Metrics	Weight	Variable	Threshold	Target	Maximum	Payout

Cash Return on Invested Capital

CROIC(1) — An above-target 3-year CROIC was primarily driven by 2022 outperformance. Higher 2022 cash flows, driven by higher revenue and lower costs, enabled significant reduction to invested capital through share buybacks and debt paydown. These 2022 results, combined with solid plan execution in 2023 and 2024, drove the 3-year CROIC outperformance.						78%
		The highlighted row in the matrix represents the target at average actual WTI over the 3-year period, adjusted for portfolio changes.

Relative Total Shareholder Return

Relative TSR(3) — Strong performance drove high shareholder return versus peers in 2022 (ranked 3rd), but relative performance dropped by 2024 as operational headwinds in Egypt and the outlook in the North Sea impacted the Company’s stock performance.		Relative TSR Rank(4)				0%

Sustainability

Sustainability(5) — Goal achieved by executing over 50 global projects during the 3-year period. Flaring eliminated at Egypt remote production facilities accounted for ~80% of total CO2e eliminated.		Reduction in Tonnes of CO2e Annually from Projects by 2024				40%

Final Achievement:						118%

(1)

CROIC is calculated with the numerator as cash flow from operations before changes in working capital, excluding Egypt non-controlling interests, with financing costs added back, and the denominator as average debt plus average APA shareholders’ equity. CROIC is calculated for each year and then averaged across the 3-year period.

(2)

The CROIC target is based on a 3-year plan activity set, then run at a range of 3-year average WTI prices to fill in the above matrix. In the -$10 and -$20 price scenarios, targets have been adjusted for lower activity. In all price scenarios, 60% of free cash flow is targeted to be returned to shareholders at a minimum. At completion of the performance period, the target is adjusted for portfolio changes, such as acquisitions and divestitures.

(3)

Relative TSR was calculated using the average per share closing price for the three calendar months immediately preceding the beginning and end of the performance period. Additional details about the relative TSR component of the 2022 performance awards were previously provided in our 2023 proxy statement.

(4)	The full payout scale for the relative TSR metric was as follows:

Rank	1–4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23–26

Payout (%)	200	185	170	160	150	140	130	120	110	100	90	80	70	60	50	40	30	20	15	—

(5)

Sustainability was focused on the annualized reduction in carbon dioxide equivalent (CO2e) emissions, assessed over the three-year period against performance targets determined based on a limited list of identified projects, using the CO2e calculation standards applicable to each country of operations. The emissions eliminated related to the projects were verified externally.

36	APA Corporation

Other Compensation Practices, Policies, and Guidelines
Executive Officer Stock Ownership Requirements
Under APA’s stock ownership guidelines, executive officers are required to own shares of APA common stock equal in value to a specified multiple of their annual base salary, set forth below:

Additionally, each officer is required to hold a minimum of 15%, on an after-tax
basis, of all shares acquired upon the vesting of RSUs and the realization of performance-based awards, and under the Company’s hedging policy, executive officers are prohibited from hedging Company stock. See
Pledging and Hedging Policies
above.
Clawback Policy
Effective for compensation received on or after October 2, 2023, in connection with an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, incentive awards (including any cash bonus or equity-based award) and payments in connection therewith may be subject to recovery, and the executive officer may be required to repay to the Company all or a portion of any such awards or payments. If the Company determines to seek recovery with respect to such an award, the Company will determine the appropriate means of recovery, based on the nature of the applicable incentive award. The recovery may involve establishing a deferred repayment plan or setting off against current or future compensation otherwise payable to an affected executive officer. The amount of any applicable repayment will be determined without regard to income taxes paid by the executive officer or by the Company on the executive officer’s behalf in connection with such incentive award.
For compensation received before October 2, 2023, the Company’s previous Executive Compensation Clawback Policy applies, as described in the Company’s proxy statement for its 2023 annual meeting of shareholders, which was previously filed with the SEC.
Equity Award Grant Practices
The MD&C Committee approves and grants annual equity awards at approximately the same time each year, in early January, with the planned structure of the long-term and short-term awards discussed during the committee’s regularly scheduled meeting the previous December. Outside the annual grant cycle, we may grant equity awards in connection with a new hire package, retention grant, or severance package.
All such awards are granted under a shareholder-approved plan, and any stock options (or similar awards) are granted at an exercise price at or above the closing price of the Company’s common stock on the date of grant. Equity awards, including stock options, are not granted in anticipation of the release of material non-public
information, and the release of material
non-public
information is not timed based on stock option or other equity award grant dates.
During the last completed fiscal year, we did not award any stock options (or similar awards) to any named executive officer.
Benefits
Our NEOs receive the standard benefits received by all employees, including group health (medical, dental, pharmacy, and vision), group life, accidental death and dismemberment, business travel accident, disability plans, defined contribution retirement plans (a Money Purchase Retirement Plan and a 401(k) Savings Plan), paid parental, elder care, and bereavement leave, company and flex holidays, and vacation.

2025 Proxy Statement	37

As part of their total compensation, our NEOs are eligible for additional benefits that are designed to maintain market competitiveness. These include an individual cash-value-based variable universal life insurance policy of two times base salary, an enhanced individual long-term disability policy for 75% of eligible earnings, and continued employer and employee tax deferred contributions to a non-qualified retirement/savings plan once limits are reached in qualified retirement plans.

Our operations are spread around the globe, including locations that present a variety of physical and geo-political risks. For both business efficiency and security reasons, we require our CEO to use the Company’s aircraft for all business air travel, unless good business judgment would require otherwise. More details on the above benefits are discussed under the All Other Compensation column in the Summary Compensation Table.

Workplace Giving Program

All current employees and directors can take advantage of the Company’s Workplace Giving Program, which provides dollar-for-dollar matching gifts to qualified non-profit organizations, up to an annual maximum of $10,000 per person. This program reflects the Company’s commitment to giving back to the communities where we live and work.

Risk Considerations in Compensation Programs

The MD&C Committee does not believe that the Company’s compensation programs encourage inappropriate risk taking. The MD&C Committee arrived at this conclusion for the following reasons:

●

Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

●

The goals and objectives for the annual incentive compensation plan are set to avoid overweighting any single factor that, if not achieved, would result in the loss of a large percentage of compensation.

●

Our equity awards for executives generally vest over three- and four-year periods, which discourages short-term risk taking. Our substantial stock holding requirements extend these time frames further.

●	Our stock ownership requirements encourage a long-term perspective by our executives.

●

Our equity compensation plan provides that, unless otherwise specifically provided in an award agreement for specified events, such as retirement, our executives’ unvested long-term equity compensation is forfeited upon voluntary termination.

●	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

●	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit, which encourages consistent behavior across the Company.

Tax Legislation Related to Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid to certain highly compensated employees. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the Act), certain “performance-based compensation” was not counted toward this limit. The Act eliminated the “performance-based compensation” exemption as of November 2, 2017. The MD&C Committee intends generally to qualify compensation paid to its executive officers as deductible, but it reserves the right to pay compensation that is not deductible.

Internal Revenue Code Section 409A requires “nonqualified deferred compensation plans” to meet requirements to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. We amended several of our benefit plans for them to be exempt from Section 409A, while we continue to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, and are intended to meet the requirements of the final regulations.

Compensation Committee Report

The MD&C Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based upon such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the MD&C Committee

Juliet S. Ellis Committee Chair	Annell R. Bay	Charles W. Hooper	David L. Stover

38	APA Corporation

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2024, 2023, and 2022. The persons included in this table are the Company’s principal executive officer, principal financial officer, the three other most highly compensated executive officers who were serving as executive officers of the Company at the end of fiscal year 2024, and the two additional individuals who would have been in the preceding category but were no longer serving as executive officers at the end of fiscal year 2024 (collectively, the NEOs).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation(2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (h)	All Other Compensation(4) ($) (i)	Total ($) (j)

John J. Christmann IV CEO	2024	1,300,000	—	7,555,373	—	1,983,800	—	601,536	11,440,709
	2023	1,300,000	—	9,384,742	—	2,467,400	—	611,299	13,763,441
	2022	1,300,000	—	9,479,781	—	2,416,700	—	605,638	13,802,119

Stephen J. Riney President and CFO	2024	900,000	—	4,299,113	—	1,177,200	—	331,114	6,707,427
	2023	795,000	—	4,414,677	—	1,160,700	—	307,392	6,677,769
	2022	795,000	—	4,459,396	—	1,167,855	—	307,699	6,729,950

D. Clay Bretches EVP, Operations	2024	675,000	—	2,149,518	—	735,750	—	266,703	3,826,971
	2023	675,000	—	2,998,669	—	985,500	—	246,851	4,906,020
	2022	675,000	—	3,028,975	—	912,249	—	270,304	4,886,528

Tracey K. Henderson(5) EVP, Exploration	2024	625,000	—	1,741,482	—	681,250	—	238,636	3,286,368
	2023	625,000	—	2,429,421	—	912,500	—	201,699	4,168,620

Mark D. Maddox(6) EVP, Administration	2024	625,000	—	1,617,137	—	545,000	—	211,793	2,998,930

P. Anthony Lannie(7) Former EVP and General Counsel	2024	550,208	—	1,659,891	—	—	—	1,780,124	3,990,223
	2023	695,000	—	2,315,573	—	811,760	—	228,937	4,051,270
	2022	695,000	—	2,806,876	—	816,764	—	234,577	4,553,217

David A. Pursell(7) Former EVP, Development	2024	187,079	—	2,149,518	—	—	—	1,452,061	3,788,658
	2023	675,000	—	2,998,669	—	886,950	—	247,594	4,808,213
	2022	675,000	—	3,028,975	—	912,249	—	246,959	4,863,183

(1)

Value of RSU awards made during the fiscal year, based upon the aggregate grant date fair value determined in accordance with applicable FASB ASC Topic 718. The grant date fair value of the TSR portion of the performance awards granted on January 8, 2024, is based on a Monte Carlo simulation, using the following assumptions: an expected volatility of 51.81% over a 2.98-year period preceding the valuation date and a risk-free interest rate of 4.01%. Based on the Monte Carlo simulation, using the above assumptions, the value of the TSR portion of the performance awards was $38.81 per unit. The grant date fair value of the sustainability portion of the performance awards granted on January 8, 2024, is based on the closing price of the Company’s common stock on the date of grant, which was $33.73 per unit. Additional discussion of the assumptions used in calculating the aggregate grant date fair value of the other RSU awards can be found in the footnotes to the Grants of Plan-Based Awards Table below and in Note 13 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The value of the RSU awards is expensed ratably over the term of the award. The 2024 awards compared to prior years are smaller because the CROIC component of the 2024 performance awards are cash-based awards and therefore are not included in this total, as further explained in footnotes 1(b) and (3) of the Grants of Plan-Based Awards table. For 2024, the values of the RSU awards at the grant date, if the highest level of performance conditions were to be achieved, would be:

	Christmann	Riney	Bretches	Henderson	Maddox	Lannie	Pursell

RSU Award at Highest Level of Performance ($)	10,628,728	6,047,890	3,023,895	2,449,877	2,274,954	2,335,094	3,023,895

(2)

Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under Annual Incentive Compensation Plan in the Compensation Discussion and Analysis section.

2025 Proxy Statement	39

(3)	Earnings from the Non-Qualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.

(4)	The following table provides additional information for all other compensation paid during the 2024 fiscal year:

	Christmann	Riney	Bretches	Henderson	Maddox	Lannie	Pursell

Company Contributions to Retirement Plans ($)(a)	46,000	46,000	46,000	46,000	46,000	27,600	27,600

Company Contributions to Non-Qualified Plans ($)(a)	481,436	242,498	186,470	169,250	139,612	81,357	58,322

Life Insurance Premiums ($)(b)	16,434	16,092	9,958	9,967	6,035	363	131

Use of Company Property ($)(c)	24,115	3,710	—	—	7,420	—	—

Enhanced Long-Term Disability(d)	33,551	22,814	14,275	13,169	12,465	10,932	1,008

Workplace Giving Program ($)(e)	—	—	10,000	250	261	5,000	—

Termination Payments ($)(f)	—	—	—	—	—	1,654,872	1,365,000

(a)

Officers participate in two qualified retirement plans: the Apache Corporation 401(k) Savings Plan provides a match up to the first 8% of base pay and incentive bonus, and the Apache Corporation Money Purchase Retirement Plan provides an annual 6% Company contribution. Additionally, officers can elect to participate in the Apache Corporation Non-Qualified Retirement/Savings Plan to defer beyond the limits in the Apache Corporation 401(k) Savings Plan and continue Company contributions that exceed the limits in the qualified plans. The APA Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of RSUs under the Company’s 2016 Omnibus Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

(b)

APA provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of universal life insurance policies.

(c)

These amounts are for use of corporate aircraft. During this fiscal year, the Board required Mr. Christmann to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment required otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite, in line with SEC guidance, the table includes the amounts attributable to each NEO’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

(d)	In addition to the benefits for which all employees are eligible, the Company also covers the full cost of enhanced long-term disability coverage for executive officers.

(e)

These amounts reflect payments made to qualified non-profit organizations under the Company’s Workplace Giving Program to match donations made by the officer. The administration of the Workplace Giving Program may result in reported amounts in excess of the annual matching limit, when a donation is made by an officer in one fiscal year, but the Company matching donation is not processed until the next fiscal year. Additional information about the Workplace Giving Program is provided in the Compensation Discussion and Analysis section above.

(f)	These amounts reflect payments made under the Company’s Executive Termination Policy. See also footnote (7) below.

(5)	Ms. Henderson was appointed as Executive Vice President, Exploration of the Company effective in January 2023. She was not an NEO for 2022.

(6)	Mr. Maddox was not an NEO for 2022 or 2023.

(7)

Messrs. Lannie and Pursell were terminated without cause effective October 15, 2024, and April 9, 2024, respectively. Additional details are provided in the Potential Payments upon Termination or Change in Control table.

40	APA Corporation

Grants of Plan-Based Awards Table

The table below provides supplemental information relating to the Company’s annual incentive compensation plan and the Company’s grants of RSUs and cash-based awards during fiscal year 2024 to the NEOs. There were no stock options or stock appreciation rights granted during fiscal year 2024. Also included, in accordance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

Name/ Grant Type* (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

John J. Christmann IV

Annual		910,000	1,820,000	3,640,000	—	—	—	—		—	—	—

TSR	01/08/2024	—	—	—	10,129	67,524	135,048	—		—	—	2,277,585

CROIC	01/08/2024	1,138,800	2,277,600	4,555,200	—	—	—	—		—	—	—

Sustainability	01/08/2024	—	—	—	16,881	33,762	67,524	—		—	—	1,138,792

Cash RSU	01/08/2024	—	—	—	—	—	—	45,016	(4)(6)	—	—	1,518,390

Stock RSU	01/08/2024	—	—	—	—	—	—	67,524	(5)(6)	—	—	2,277,585

Stephen J. Riney

Annual		540,000	1,080,000	2,160,000	—	—	—	—		—	—	—

TSR	01/08/2024	—	—	—	5,763	38,422	76,844	—		—	—	1,295,974

CROIC	01/08/2024	648,000	1,296,000	2,592,000	—	—	—	—		—	—	—

Sustainability	01/08/2024	—	—	—	9,606	19,211	38,422	—		—	—	647,987

Cash RSU	01/08/2024	—	—	—	—	—	—	25,615	(4)(6)	—	—	863,994

Stock RSU	01/08/2024	—	—	—	—	—	—	38,422	(5)(6)	—	—	1,295,974

D. Clay Bretches

Annual		337,500	675,000	1,350,000	—	—	—	—		—	—	—

TSR	01/08/2024	—	—	—	2,882	19,210	38,420	—		—	—	647,953

CROIC	01/08/2024	324,000	648,000	1,296,000	—	—	—	—		—	—	—

Sustainability	01/08/2024	—	—	—	4,803	9,606	19,212	—		—	—	324,010

Cash RSU	01/08/2024	—	—	—	—	—	—	12,807	(4)(6)	—	—	431,980

Stock RSU	01/08/2024	—	—	—	—	—	—	19,211	(5)(6)	—	—	647,987

Tracey K. Henderson

Annual		312,500	625,000	1,250,000	—	—	—	—		—	—	—

TSR	01/08/2024	—	—	—	2,335	15,564	31,128	—		—	—	524,974

CROIC	01/08/2024	262,500	525,000	1,050,000	—	—	—	—		—	—	—

Sustainability	01/08/2024	—	—	—	3,891	7,782	15,564	—		—	—	262,487

Cash RSU	01/08/2024	—	—	—	—	—	—	10,376	(4)(6)	—	—	349,982

Stock RSU	01/08/2024	—	—	—	—	—	—	15,564	(5)(6)	—	—	524,974

Mark D. Maddox

Annual		250,000	500,000	1,000,000	—	—	—	—		—	—	—

TSR	01/08/2024	—	—	—	2,168	14,452	28,904	—		—	—	487,466

CROIC	01/08/2024	243,750	487,500	975,000	—	—	—	—		—	—	—

Sustainability	01/08/2024	—	—	—	3,614	7,227	14,454	—		—	—	243,767

Cash RSU	01/08/2024	—	—	—	—	—	—	9,635	(4)(6)	—	—	324,989

Stock RSU	01/08/2024	—	—	—	—	—	—	14,453	(5)(6)	—	—	487,500

2025 Proxy Statement	41

Name/ Grant Type* (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

P. Anthony Lannie

Annual		278,000	556,000	1,112,000	—	—	—	—		—	—	—

TSR	01/08/2024	—	—	—	2,225	14,834	29,668	—		—	—	500,351

CROIC	01/08/2024	250,200	500,400	1,000,800	—	—	—	—		—	—	—

Sustainability	01/08/2024	—	—	—	3,709	7,418	14,836	—		—	—	250,209

Cash RSU	01/08/2024	—	—	—	—	—	—	9,890	(4)(6)	—	—	333,590

Stock RSU	01/08/2024	—	—	—	—	—	—	14,835	(5)(6)	—	—	500,385

David A. Pursell

Annual		337,500	675,000	1,350,000	—	—	—	—		—	—	—

TSR	01/08/2024	—	—	—	2,882	19,210	38,420	—		—	—	647,953

CROIC	01/08/2024	324,000	648,000	1,296,000	—	—	—	—		—	—	—

Sustainability	01/08/2024	—	—	—	4,803	9,606	19,212	—		—	—	324,010

Cash RSU	01/08/2024	—	—	—	—	—	—	12,807	(4)(6)	—	—	431,980

Stock RSU	01/08/2024	—	—	—	—	—	—	19,211	(5)(6)	—	—	647,987

*

Annual = Annual incentive award; TSR = TSR component of performance-based Cash RSUs; CROIC = CROIC component of performance-based cash award; Sustainability = Sustainability component of performance-based Cash RSUs (Global Methane Intensity Reduction); Cash RSU = Cash-based RSUs; and Stock RSU = Stock-based RSUs.

(1)

(a) Annual: For the Annual grant type, the amounts reflect estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary earnings for each NEO in effect for the 2024 measurement period. The threshold payout under the plan is 50% of target, and the maximum payout under the plan is 200% of target. Actual incentive bonus awards granted for 2024 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b) CROIC: For the CROIC grant type, the amounts reflect estimated possible payouts under the Company’s 2024 Performance Award Program discussed in footnote (3) below. The threshold payout is 50% of target, and the maximum payout is 200% of target. Actual payout will depend on the Company’s performance during the performance period, as discussed in footnote (3) below. These amounts are not reported in the Summary Compensation Table for 2024 because the multi-year performance criteria has not yet been satisfied and the compensation has not yet been earned.

(2)

For the grants made on January 8, 2024, the number of RSUs granted is shown as the target number, while the maximum number assumes a multiple of 2.0, and the threshold number shows the minimum number of RSUs earned if threshold performance goals are achieved. Details of the 2024 Performance Share Program are discussed in footnote (3) below.

(3)

On January 8, 2024, pursuant to the 2016 Omnibus Compensation Plan, the Company established the 2024 Performance Award Program for executives and key employees who were employed on or before December 31, 2023. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive Cash RSUs and, with respect to the CROIC component discussed below, a cash award, the number or dollar amount of which, as applicable, will be determined based on the Company’s achievement of three different measures of performance:

-

Total shareholder return (TSR) (weighted 40%): Compared to a peer group of 20 companies and one index weighted twice. At the conclusion of the three-year performance period, the Company’s performance will be directly ranked within the peer group. If the Company’s TSR ranks from 1 to 20, this will result in the application of a single multiplier to the target number of Cash RSUs for the TSR component as shown in the table below. However, if the Company ranks 21-23, there will be no achievement for this portion of the award.

Rank	1–3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21–23

Payout (%)	200	180	172	164	156	148	139	131	115	95	86	76	67	57	48	39	29	20	—

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s or index fund’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock or index fund on the ex-dividend date) and the average share closing price of the company’s common stock for the last three calendar months of the performance period minus the average share closing price for the three calendar months immediately preceding the beginning of the performance period by (ii) the average share closing price for the three months immediately preceding the beginning of the performance period. If the Company’s absolute TSR for the performance period is negative, the payout percentage above is capped at 100%, regardless of whether the rank achieved a higher payout percentage.

-

CROIC (weighted 40%): Evaluated over a three-year performance period against a performance target determined at the beginning of the performance period. Performance is measured based on the three-year average relative to target based upon the average price of oil over the performance period.

42	APA Corporation

-

Sustainability (Global Methane Intensity Reduction) (weighted 20%): Measured over a three-year period against the percentage reduction compared to a previous baseline year to deliver the three-year reduction in the Company’s global methane intensity using the calculation standards applicable to each country of operations.

At the conclusion of the three-year performance period, which began on January 1, 2024, and will end on December 31, 2026, a calculation of the Company’s achievement of the performance measures will be made and, except with respect to the CROIC component discussed below, the resulting percentage achievement will be applied to the target shares to derive the number of shares awarded, which may be paid only in cash.

The CROIC component of the performance shares are based on a fixed, cash target amount, subject to adjustment based on the results during the performance period, but not subject to adjustment based on the Company’s common stock price.

If achievement warrants, vesting of shares or payment of the cash award, as applicable, will begin when performance award results are determined by the MD&C Committee in January or February 2027, with 50% of the adjusted number of Cash RSUs vesting or the cash award payment being made, as applicable, immediately and 50% vesting or payment, as applicable, as of the first trading day on or after the anniversary of the first trading day following the close of the performance period, in January 2028. Except for retirements and executive terminations without cause, employees must be employed during the entire performance period and on the date of vesting. These units may be paid only in cash.

(4)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is based on the closing price of the Company’s common stock on the date of grant. The grant date fair value for the RSUs granted on January 8, 2024, was $33.73 per unit. Except as discussed below, the RSUs are generally non-transferable, and no dividends are paid on such units until vested. The RSUs vest ratably over three years and may be paid only in cash based on the Company’s share price.

(5)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is based on the closing price of the Company’s common stock on the date of grant. The grant date fair value for the RSUs granted on January 8, 2024, was $33.73 per unit. Except as discussed below, the RSUs are generally non-transferable, and no dividends are paid on such units until vested. The RSUs vest ratably over three years.

(6)

The 2016 Omnibus Compensation Plan is administered by the MD&C Committee. RSUs granted under the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding RSUs become automatically vested as of the date of such termination of employment. Generally, a change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20% of the Company’s outstanding voting securities or upon a merger or similar combination, a sale of all or substantially all assets of the Company, or a change in the majority of the Company’s directors that is not approved by the Company’s incumbent Board.

2025 Proxy Statement	43

Outstanding Equity Awards at Fiscal Year-End Table

The table below provides supplemental information relating to the stock-based awards held by the NEOs as of December 31, 2024:

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($) (j)

John J. Christmann IV	129,624	—	—	41.24	02/03/2026	15,298	(2)	353,231	202,502	(11)	4,675,771	(11)
	82,004	—	—	63.25	01/05/2027	22,947	(3)	529,846	203,079	(12)	4,689,094	(12)
	120,855	—	—	46.27	01/16/2028	21,384	(4)	493,757	120,284	(13)	2,777,358	(13)
	—	—	—	—	—	32,075	(5)	740,612	101,286	(14)	2,338,694	(14)
	—	—	—	—	—	45,016	(6)	1,039,419	—		—
	—	—	—	—	—	67,524	(7)	1,559,129	—		—

Stephen J. Riney	40,968	—	—	41.24	02/03/2026	7,196	(2)	166,156	86,600	(11)	1,999,594	(11)
	26,934	—	—	63.25	01/05/2027	10,794	(3)	249,233	95,532	(12)	2,205,834	(12)
	43,830	—	—	46.27	01/16/2028	10,059	(4)	232,262	56,583	(13)	1,306,501	(13)
	—	—	—	—	—	15,089	(5)	348,405	57,633	(14)	1,330,746	(14)
	—	—	—	—	—	25,615	(6)	591,450	—		—
	—	—	—	—	—	38,422	(7)	887,164	—		—

D. Clay Bretches	—	—	—	—	—	4,888	(2)	112,864	49,018	(11)	1,131,826	(11)
	—	—	—	—	—	7,332	(3)	169,296	64,889	(12)	1,498,287	(12)
	—	—	—	—	—	6,833	(4)	157,774	38,434	(13)	887,441	(13)
	—	—	—	—	—	10,249	(5)	236,649	28,816	(14)	665,361	(14)
	—	—	—	—	—	12,807	(6)	295,714	—		—
	—	—	—	—	—	19,211	(7)	443,582	—		—

Tracey K. Henderson	—	—	—	—	—	2,987	(2)	68,970	28,400	(11)	655,756	(11)
	—	—	—	—	—	4,481	(3)	103,466	39,655	(12)	915,634	(12)
	—	—	—	—	—	5,536	(4)	127,826	31,138	(13)	718,976	(13)
	—	—	—	—	—	8,303	(5)	191,716	23,346	(14)	539,059	(14)
	—	—	—	—	—	10,376	(6)	239,582	—		—
	—	—	—	—	—	15,564	(7)	359,373	—		—
	—	—	—	—	—	10,000	(8)	230,900	—		—

Mark D. Maddox	6,743	—	—	41.24	02/03/2026	3,123	(2)	72,110	70,152	(11)	1,619,810	(11)
	3,869	—	—	63.25	01/05/2027	4,684	(3)	108,154	41,458	(12)	957,265	(12)
	8,887	—	—	46.27	01/16/2028	4,555	(4)	105,175	25,622	(13)	591,612	(13)
	—	—	—	—	—	6,833	(5)	157,774	21,679	(14)	500,568	(14)
	—	—	—	—	—	9,635	(6)	222,472	—		—
	—	—	—	—	—	14,453	(7)	333,720	—		—

44	APA Corporation

	Option Awards					Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($) (j)

P. Anthony Lannie	34,140	—	—	41.24	01/15/2025	3,574	(2)	82,524	54,511	(11)	1,258,659	(11)
	18,285	—	—	63.25	01/15/2025	5,360	(3)	123,762	56,280	(12)	1,299,505	(12)
	30,798	—	—	46.27	01/15/2025	2,081	(2)	48,050	17,698	(13)	408,647	(13)
	—	—	—	—	—	3,122	(3)	72,087	—		—
	—	—	—	—	—	2,600	(9)	60,034	—		—
	—	—	—	—	—	3,901	(10)	90,074	—		—

David A. Pursell	—	—	—	—	—	1,322	(2)	30,525	58,822	(11)	1,358,200	(11)
	—	—	—	—	—	1,983	(3)	45,787	49,456	(12)	1,141,939	(12)
	—	—	—	—	—	924	(2)	21,335	16,286	(13)	376,044	(13)
	—	—	—	—	—	1,385	(3)	31,980	—		—
	—	—	—	—	—	1,154	(9)	26,646	—		—
	—	—	—	—	—	1,731	(10)	39,969	—		—

(1)	Based on the per share closing price of the Company’s common stock of $23.09 on 12/31/2024.

(2)	Vests on 01/04/2025. These units may be paid only in cash.

(3)	Vests on 01/04/2025.

(4)	Vests ratably on 01/04/2025 and 01/04/2026. These units may be paid only in cash.

(5)	Vests ratably on 01/04/2025 and 01/04/2026.

(6)	Vests ratably on 02/01/2025, 01/08/2026, and 01/08/2027. These units my be paid only in cash.

(7)	Vests ratably on 02/01/2025, 01/08/2026, and 01/08/2027.

(8)	Vests ratably on 05/26/2025 and 05/26/2026.

(9)	Vests on 02/01/2025. These units may be paid only in cash.

(10)	Vests on 02/01/2025.

(11)

Final amount vested based on the Company’s TSR and CROIC performance under the 2021 Performance Award Program from 01/01/2021 through 12/31/2023, as certified by the MD&C Committee on January 25, 2024. As a result, 50% of the RSUs earned vested on 01/25/2024, and the remaining 50% of the RSUs vested on or about 01/01/2025. These units may be paid only in cash.

(12)

Final amount vested based on the Company’s TSR, CROIC, and sustainability performance under the 2022 Performance Award Program from 01/01/2022 through 12/31/2024, as certified by the MD&C Committee on February 5, 2025, and further discussed in the Compensation Discussion and Analysis section above. As a result, 50% of the RSUs earned vested on 02/05/2025, and the remaining 50% of the RSUs vest on or about 01/01/2026. These units may be paid only in cash.

(13)

Amount that vests will be based on the Company’s TSR, CROIC, and sustainability performance under the 2023 Performance Award Program from 01/01/2023 through 12/31/2025; no payout unless vesting occurs. If achievement warrants, 50% of the adjusted RSUs vest upon certification of the performance results, and 50% of the adjusted RSUs vest on the first trading day on or after the anniversary of the first trading day following the end of the performance period. As of 12/10/2024, two-year results would have resulted in an estimated 60% payout under the 2023 Performance Award Program had it vested. The value and the amount in the table assume that target levels of performance are achieved. These units may be paid only in cash.

(14)

Amount that vests will be based on the Company’s TSR and sustainability performance under the 2024 Performance Award Program from 01/01/2024 through 12/31/2026; no payout unless vesting occurs. The value and the amount in the table exclude the CROIC component of the program, which is not equity based. Further details regarding the design of the program are provided in the Compensation Discussion and Analysis section and in footnote (3) of the Grants of Plan-Based Awards table. If achievement warrants, 50% of the adjusted RSUs vest upon certification of the performance results, and 50% of the adjusted RSUs vest on the first trading day on or after the anniversary of the first trading day following the end of the performance period. As of 12/10/2024, one-year results would have resulted in an estimated 33% payout under the 2024 Performance Award Program (excluding the CROIC component, as noted above) had it vested. The value and the amount in the table assume that target levels of performance are achieved. The RSUs may be paid only in cash.

2025 Proxy Statement	45

Option Exercises and Stock Vested Table

The table below provides supplemental information relating to the value realized by each NEO upon the exercise of stock options and the vesting of RSUs and conditional grants during fiscal year 2024:

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(1) (#) (d)	Value Realized on Vesting(1) ($) (e)

John J. Christmann IV	—	—	512,314	18,058,099

Stephen J. Riney	—	—	221,871	7,813,493

D. Clay Bretches	—	—	126,451	4,434,216

Tracey K. Henderson	—	—	58,527	1,948,498

Mark D. Maddox	—	—	87,186	3,093,786

P. Anthony Lannie	—	—	138,332	4,877,377

David A. Pursell	—	—	150,704	5,307,249

(1)	Reflects RSUs vested under the terms of the 2016 Omnibus Compensation Plan.

Non-Qualified Deferred Compensation Table

The table below provides supplemental information relating to compensation deferred during fiscal year 2024 under the terms of the Apache Corporation Non-Qualified Retirement/Savings Plan (NQ Plan) and/or the APA Deferred Delivery Plan (DDP) by the NEOs.

Name (a)	Non-Qualified Plan(1)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY(2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(3) ($) (f)

John J. Christmann IV	NQ Plan	270,892	481,436	861,221	—	9,608,365
	DDP	—	—	(776,653)	—	1,528,616

Stephen J. Riney	NQ Plan	134,356	242,498	(668,476)	—	4,617,832

D. Clay Bretches	NQ Plan	102,340	186,470	332,688	—	1,825,948

Tracey K. Henderson	NQ Plan	92,500	169,250	96,441	—	708,985

Mark D. Maddox	NQ Plan	75,564	139,612	248,417	—	1,704,154

P. Anthony Lannie	NQ Plan	78,458	81,357	(283,997)	—	2,016,226

David A. Pursell	NQ Plan	76,903	58,322	(165,104)	—	915,417

(1)

NQ Plan: See footnote (4)(a) to the Summary Compensation Table above for a description of this plan. The amounts in column (b) are also included in the Summary Compensation Table under Salary and Non-Equity Incentive Plan Compensation, as appropriate, for 2024. The amounts in column (c) are also included in the Summary Compensation Table under All Other Compensation for 2024.

DDP: See footnote (4)(a) to the Summary Compensation Table above and footnote (2) to the table under Equity Compensation Plan Information below for a description of this plan. The amounts shown in the table below were previously reported in prior Summary Compensation Tables with respect to the officer’s holdings in the DDP.

(2)	Earnings not included in column (h) of the Summary Compensation Table as they are not above-market or preferential earnings.

(3)	The amounts in column (f) were previously reported in prior Summary Compensation Tables as follows:

	Christmann	Riney	Bretches	Henderson	Maddox	Lannie	Pursell

Previously Reported for NQ Plan ($)	6,386,829	2,760,995	1,005,639	187,885	—	3,044,130	1,159,417

Previously Reported for DDP ($)	3,843,120	—	—	—	—	—	—

46	APA Corporation

Potential Payments upon Termination or Change in Control

The Company is party to agreements and maintains plans that require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each NEO in each situation is listed in the following table for fiscal year 2024, assuming termination had occurred on December 31, 2024. All equity awards have been valued as of December 31, 2024.

Name	Type of Compensation	Retirement or Voluntary Termination(1) ($)	For Cause Termination ($)	Termination without Cause(2) ($)	Change in Control Termination(3) ($)	Death or Disability ($)

John J. Christmann IV	Cash Benefits	—	—	4,420,000	13,227,720	—
	Continued Health Insurance	—	—	27,595	55,191	—
	Continued Life Insurance	—	—	—	31,432	—
	Unvested & Accelerated Awards	20,759,136	—	14,380,412	20,759,136	20,759,136

	Total	20,759,136	—	18,828,007	34,073,479	20,759,136

Stephen J. Riney	Cash Benefits	—	—	2,655,000	7,391,465	—
	Continued Health Insurance	—	—	9,550	19,101	—
	Continued Life Insurance	—	—	—	31,190	—
	Unvested & Accelerated Awards(4)	7,707,607	—	6,800,931	10,276,809	10,276,809

	Total	7,707,607	—	9,465,481	17,718,565	10,276,809

D. Clay Bretches	Cash Benefits	—	—	1,856,250	5,700,899	—
	Continued Health Insurance	—	—	27,595	55,191	—
	Continued Life Insurance	—	—	—	19,170	—
	Unvested & Accelerated Awards	3,009,101	—	4,148,769	6,018,203	6,018,203

	Total	3,009,101	—	6,032,614	11,793,463	6,018,203

Tracey K. Henderson	Cash Benefits	—	—	1,718,750	4,588,348	—
	Continued Health Insurance	—	—	18,182	36,365	—
	Continued Life Insurance	—	—	—	19,244	—
	Unvested & Accelerated Awards	—	—	2,930,259	4,536,541	4,536,541

	Total	—	—	4,667,191	9,180,498	4,536,541

Mark D. Maddox	Cash Benefits	—	—	1,593,750	4,588,096	—
	Continued Health Insurance	—	—	19,766	39,533	—
	Continued Life Insurance	—	—	—	11,380	—
	Unvested & Accelerated Awards	2,100,094	—	2,836,516	4,200,187	4,200,187

	Total	2,100,094	—	4,450,032	8,839,196	4,200,187

P. Anthony Lannie(5)	Cash Benefits	—	—	1,654,872	—	—
	Continued Health Insurance	—	—	19,766	—	—
	Continued Life Insurance	—	—	—	—	—
	Unvested & Accelerated Awards	—	—	3,237,680	—	—

	Total	—		4,912,318	—	—

David A. Pursell(5)	Cash Benefits	—	—	1,365,000	—	—
	Continued Health Insurance	—	—	18,182	—	—
	Continued Life Insurance	—	—	—	—	—
	Unvested & Accelerated Awards	—	—	2,891,722	—	—

	Total	—	—	4,274,904	—	—

(1)

The awards allow continued vesting beyond retirement after attaining age 55 and a specified combination of age and years of service. This provision also applies to performance awards for eligible participants, provided that such retirement occurs after the first three months of the

2025 Proxy Statement	47

performance period and not before. As of December 31, 2024, each NEO’s age and years of service would have resulted in continued vesting of such NEO’s outstanding awards beyond retirement, subject to compliance with conditions set forth in the plan and the awards, in the following percentages:

	Christmann	Riney	Bretches	Henderson	Maddox	Lannie	Pursell

Continued Vesting Beyond Retirement (%)	100	75	50	—	50	N/A	N/A

(2)

Reflects amounts in accordance with the Executive Termination Policy (ETP) as amended and restated on March 1, 2021. Under the ETP, each NEO would be entitled to receive the following benefits in connection with a termination of employment without cause:

(i)	two times base salary for the CEO and 1.75 times base salary for the other NEOs;

(ii)	a prorated target bonus;

(iii)	twelve months’ COBRA subsidy at active employee rates;

(iv)

three years’ service credit toward retiree medical, which would apply only to Ms. Henderson, given her age and years of service, but the service credit would not be of benefit to any of the other NEOs based on their age and/or years of service;

(v)	prorated vesting for RSUs and stock options and extension of exercise period to full life of original stock option award; and

(vi)

prorated vesting based on time in performance period for performance awards, provided the NEO has participated in the performance program for at least one year of the performance period (calculated at the end of the performance period and, if a payout is warranted, paid in cash according to the performance program’s vesting schedule).

The value included in the table for accelerated vesting of RSUs assumes that target performance is achieved with respect to any RSUs that vest based on the achievement of performance measures. NEOs will not be entitled to any payments under the ETP if they are entitled to payments under the Income Continuance Plan (discussed below). A condition precedent to an NEO receiving the benefits under the ETP is the execution of a full and final release of all claims against the Company in a form approved by the Company.

(3)

The Company has established the Income Continuance Plan (ICP) as amended and restated on March 1, 2021. The plan provides that all officers of the Company, including the NEOs, and all employees who have reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience will receive the following payments and benefits if their employment is terminated in connection with or within two years following a “change in control” of the Company (as defined in the plan):

(i)	for executive officers only, a lump sum payment equal to 12 times the employee’s “monthly compensation;”

(ii)	payment of the monthly compensation on a monthly basis for 24 months following termination of employment;

(iii)	a prorated bonus;

(iv)	two years of employer contributions that would have been made to the Company’s qualified retirement plans on the employee’s behalf had such termination of employment not occurred;

(v)	continuation of medical, dental, vision, and employee assistance benefits for 24 months at no greater than active employee rates, grossed-up for any amounts that are paid on an after-tax basis; and

(vi)	continued life insurance benefits for 24 months at no greater than active employee rates.

For the purposes of the ICP, “monthly compensation” means one-twelfth of all cash compensation, including salary, incentive compensation, and bonuses, but excluding any cash paid pursuant to the Company’s long-term incentive programs, paid to the employee during the year immediately preceding the termination date; provided, that for purposes of determining monthly compensation, bonuses shall be valued at the greater of (A) the target bonus for the year in which the termination occurs or (B) the average bonus paid to the employee during the three years immediately preceding the termination date. In addition, under our equity compensation plans and award agreements, each NEO would receive full accelerated vesting of all equity awards, with vesting based on target performance being achieved with respect to any performance awards that have not been completed as of the termination date.

(4)

On February 18, 2015, Mr. Riney was granted 45,000 RSUs, which have since fully vested, and 60% of these shares will not be eligible for sale by Mr. Riney until such time as he retires or terminates employment with the Company. If Mr. Riney is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, the above restriction will lapse.

(5)

Messrs. Lannie and Pursell were terminated without cause effective October 15, 2024, and April 9, 2024, respectively. The amounts shown reflect payments or entitlements as described in footnote (2) above.

Payments Made Upon Death or Disability

Our equity plans provide for full acceleration of outstanding equity awards upon a termination of employment due to death or disability. In addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan in the event of death for the officers listed above. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

CEO Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) and Item 402(u) of Regulation S-K, the following is a reasonable estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee.

48	APA Corporation

The annual total compensation of our median employee for 2024 was $208,313. As disclosed in the Summary Compensation Table, our CEO’s annual total compensation for 2024 was $11,440,709. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 55:1.

We did not have any substantial changes in our workforce population that we believe would significantly impact our pay ratio calculation. Therefore, we utilized the same median employee that we identified in our 2024 pay ratio analysis. We identified the median employee using the employee population on November 30, 2023, that received taxable compensation (other than our CEO) for the calendar year 2023. We evaluated gross compensation, excluding equity, as a consistently applied compensation measure. We did not annualize the wages for new employees who were employed for less than the full fiscal year or make cost of living adjustments.

This information is being provided for compliance purposes. Neither the MD&C Committee nor the executives of our Company use the pay ratio measure in making compensation decisions.

2025 Proxy Statement	49

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation
S-K
(the PvP Rule), we provide the following disclosure regarding executive “compensation actually paid” (CAP), calculated in accordance with SEC rules, and certain Company performance for the fiscal years listed below.
This disclosure was prepared in accordance with the requirements of the PvP Rule and does not necessarily reflect the value actually realized by our executives, how our executives’ compensation relates to Company performance, or how the MD&C Committee evaluates compensation decisions in light of Company or individual performance. For example, the MD&C Committee does not use CAP as a basis for making compensation decisions, nor does it use net income (as reflected below) for purposes of determining our executives’ incentive compensation. Please refer to our
Compensation Discussion and Analysis
for a complete description of how executive compensation relates to Company performance and how the MD&C Committee makes its compensation decisions.
The information provided under this Pay versus Performance section will not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act or the Securities Exchange Act of 1934, as amended (the Exchange Act), except to the extent the Company specifically incorporates it by reference.

Year (a)	Summary Compensation Table Total for PEO (1) ($) (b)	Compensation Actually Paid to PEO (2)(3) ($) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (1) ($) (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)(4) ($) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (6) (in millions) ($) (h)	Free Cash Flow (7) (in millions) ($) (i)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return (5) ($) (g)

2024	11,440,709	6,216,553	4,099,763	1,549,100	99.33	186.27	804	841

2023	13,763,441	3,438,692	5,142,656	1,481,677	149.23	189.15	2,855	965

2022	13,802,119	37,002,785	5,258,220	12,358,523	189.47	180.98	3,674	2,458

2021	15,040,707	27,948,348	5,318,503	9,347,083	107.38	113.41	973	1,823

2020	14,321,225	4,161,792	5,049,645	2,445,197	56.29	66.35	(4,860)	182

(1)
The dollar amounts reported in columns (b) and (d) are the amounts of total compensation reported for the PEO and the average of the amounts reported for the Company’s non-PEO
NEOs as a group, respectively, for each corresponding year in the “Total” column of the
Summary Compensation Table
(SCT). The individuals included in the table are:

Year	PEO	Non-PEO NEOs
2024	John J. Christmann IV	Stephen J. Riney, D. Clay Bretches, Tracey K. Henderson, Mark D. Maddox, P. Anthony Lannie, and David A. Pursell
2023	John J. Christmann IV	Stephen J. Riney, David A. Pursell, D. Clay Bretches, and Tracey K. Henderson
2022–2020	John J. Christmann IV	Stephen J. Riney, P. Anthony Lannie, David A. Pursell, and D. Clay Bretches

(2)
The dollar amounts reported in columns (c) and (e) represent the amount of CAP to the PEO and the non-PEO
NEOs as a group, respectively, as computed in accordance with the PvP Rule. The dollar amounts do not reflect the actual amount of compensation earned by or paid to these individuals during the applicable year. In accordance with the requirements of the PvP Rule, the adjustments in the tables in the following footnotes below were made to the total compensation of the PEO and the average compensation paid to the non-PEO
NEOs as a group, as reported in the SCT for the most recent year, and the addition (or subtraction, as applicable) of the amounts shown in the table for equity award adjustments, as required by the PVP Rule, to determine the CAP. Similar adjustments were made for prior years shown in the table above. No pension benefit adjustments were made, as the Company does not have any defined benefit or actuarial pension plans applicable to our U.S. employees, including our NEOs. The grant date fair value of equity awards represents the total (or average, as applicable) of the amounts reported in the “Stock Awards” and “Option Awards” columns in the SCT for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

50	APA Corporation

(3)	Adjustments made to the total compensation of the PEO for the most recent year were as follows:

Calculation of CAP for PEO	2024
Reported SCT total ($)	11,440,709
– Reported value of equity awards ($)	(7,555,373)
+ Fair value as of the end of the covered fiscal year of equity awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year ($)	6,091,918
+ Change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of equity awards granted in prior fiscal years that are outstanding and unvested as of the end of the covered fiscal year ($)	(8,359,619)
+ Fair value as of vesting date of equity awards granted and vested in the covered fiscal year ($)	—
+ Change as of the vesting date (from the end of the prior fiscal year) in fair value of equity awards granted in prior fiscal years that vested in the covered fiscal year ($)	3,761,435
– Fair value at the end of the prior fiscal year of equity awards granted in prior fiscal years that failed to meet applicable vesting conditions in the covered fiscal year ($)	—
+ Value of dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in total compensation for the covered fiscal year ($)	837,482
= CAP*	6,216,553

*	Individual amounts above and the totals are rounded to the nearest dollar.

(4)	Adjustments made to the average compensation of the non-PEO NEOs as a group for the most recent year were as follows:

Calculation of Average CAP for Non-PEO NEOs as a Group	2024
Reported SCT total ($)	4,099,763
– Reported value of equity awards ($)	(2,269,443)
+ Fair value as of the end of the covered fiscal year of equity awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year ($)	1,354,071
+ Change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of equity awards granted in prior fiscal years that are outstanding and unvested as of the end of the covered fiscal year ($)	(2,548,922)
+ Fair value as of vesting date of equity awards granted and vested in the covered fiscal year ($)	—
+ Change as of the vesting date (from the end of the prior fiscal year) in fair value of equity awards granted in prior fiscal years that vested in the covered fiscal year ($)	896,072
– Fair value at the end of the prior fiscal year of equity awards granted in prior fiscal years that failed to meet applicable vesting conditions in the covered fiscal year ($)	(203,709)
+ Value of dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in total compensation for the covered fiscal year ($)	221,268
= CAP*	1,549,100

*	Individual amounts above and the totals are rounded to the nearest dollar.

(5)
Represents the weighted peer group cumulative TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Dow Jones U.S. Exploration & Production Index, which is the same published industry index the Company uses for purposes of Item 201(e)(1)(ii) of Regulation
S-K.

(6)	The dollar amounts reported represent the amount of net income (loss) previously disclosed in the Company’s audited GAAP financial statements for the applicable year, as required by Regulation S-X.

(7)
Free Cash Flow for purposes of this Pay versus Performance table is calculated by taking cash flows from operations before changes in operating assets and liabilities, including Sinopec’s noncontrolling interest, and subtracts upstream capital investment and distributions to Sinopec’s noncontrolling interest. This is a different formulation of Free Cash Flow as compared to what is used in the Company’s goal metrics, as described in the
Compensation Discussion and Analysis
section.

2025 Proxy Statement	51

The illustrations below provide a graphical description of the relationship between CAP (as calculated in accordance with the PvP Rule) and the information presented in the Pay versus Performance table.

Financial Performance Measures
In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules) to our
NEOs
in
2024 to our performance were:

•	Free Cash Flow

•	Cash Return on Invested Capital

•	Cash Costs per BOE ($/BOE)

•	All-in Finding and Development ($/BOE)

52	APA Corporation

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company serves, or in the past year has served, as a member of the compensation (or similar) committee or on the board of directors of another entity, one of whose executive officers served on the Company’s MD&C Committee or as a member of the Board. During fiscal year 2024, no member of the MD&C Committee (whose names are provided in the Board Committees, Meetings, and Responsibilities section above) was an officer or employee of the Company, was formerly an officer of the Company, or had any business relationship or conducted any business with the Company other than as an independent director of the Company. The Board evaluated each member’s independence under the independence standards promulgated by Nasdaq for compensation committees and determined that each member was independent for purposes of serving on the Company’s MD&C Committee.

Certain Business Relationships and Transactions

The Board has adopted a written Code of Conduct, which was last revised in December 2024. The Code of Conduct prohibits conflicts of interest between any director, officer, or employee and the Company. The Code of Conduct requires directors, officers, and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest.

Pursuant to its charter, the CRG&N Committee reviews on an ongoing basis all related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K to prevent conflicts of interest. The CRG&N Committee reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to the CRG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred.

If the CRG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CRG&N Committee will approve or ratify a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CRG&N Committee is documented in the committee’s minutes.

The Board reviews transactions to determine whether a transaction impairs the independence of a director, and such determination is documented in the Board’s minutes.

Kenneth M. Fisher, a member of our Board, is executive vice president and chief financial officer of ChampionX Corporation. In the ordinary course of business, the Company paid to ChampionX and its subsidiaries during fiscal year 2024 approximately $42.5 million in connection with the Company’s purchase of oilfield products and services. These transactions represented approximately 0.01% of ChampionX’s total revenue in fiscal year 2024. The Company anticipates that it will continue to purchase products and services from ChampionX during fiscal year 2025.

Director Compensation

Summary of 2024 Director Compensation

Under the terms of the Company’s Non-Employee Directors’ Compensation Plan, as amended and restated on July 13, 2017 (the Directors’ Compensation Plan), and the Company’s Non-Employee Directors’ Restricted Stock Units Program (the RSU Program), each non-employee director receives an annual retainer, generally paid one-third in cash and two-thirds in stock.

The equity component of the annual Board retainer for the Company’s non-employee directors is not paid out until the non-employee director retires or otherwise leaves the Board.

The retirement plan for the Company’s non-employee directors limits participation to those members first elected to the Board on or before June 30, 2014.

Non-Employee Directors’ Cash Compensation

During 2024, under the terms of the Directors’ Compensation Plan, each non-employee director received an annual cash retainer for service on the Board, with the non-executive chair of the Board, the chair of each committee, and each member of the Audit

2025 Proxy Statement	53

Committee receiving an additional cash retainer, as set forth in the table below. Any service for a portion of a year is prorated accordingly. Directors do not receive separate meeting attendance fees.

Annual Cash Retainer	Amount ($)

All Non-Employee Directors	100,000

Additional Retainer for Non-Executive Chair of the Board	100,000

Additional Retainer for Audit and MD&C Committee Chairs	20,000

Additional Retainer for CRG&N and Cybersecurity Committee Chairs	15,000

Additional Retainer for Audit Committee Non-Chair Members	5,000

Under the terms of the Directors’ Compensation Plan, non-employee directors can defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of APA common stock. After such election, amounts deferred in the form of APA common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of APA common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period.

Non-Employee Directors’ Restricted Stock Units Program

During 2024, pursuant to the RSU Program, all non-employee directors were eligible to receive grants of RSUs at the end of each calendar quarter, with the number of RSUs granted calculated by dividing one-fourth of the total amount payable to such non-employee director in the table below by the fair market value of a share of APA common stock on the date of grant, rounded down to the nearest whole number.

Annual RSU Grant	Amount ($)

All Non-Employee Directors	200,000

Additional Grant for Non-Executive Chair of the Board	100,000

Grants under the RSU Program were made pursuant to the Company’s 2016 Omnibus Compensation Plan. Each RSU is equivalent to one share of APA common stock. If applicable, the grant is prorated for the non-employee director’s or non-executive chair’s service during the calendar quarter.

The RSUs vest as of the grant date, with 100% automatic, mandatory deferral into the Outside Directors’ Deferral Program (the Deferral Program) established pursuant to the Company’s 2016 Omnibus Compensation Plan. Deferrals are invested in stock units with each stock unit being equivalent to one share of APA common stock. Stock units accrue dividends as if the stock was issued and outstanding when such dividends were payable, and all dividend amounts are invested in additional stock units. All stock units are maintained in a separate memorandum account for each non-employee director. Stock units in the Deferral Program will be converted to shares of APA common stock and paid out upon the non-employee director’s retirement or other termination of his or her directorship.

Annual Review of Director Compensation

In our annual review of director compensation, the benchmarking analysis provided to the Board for 2024 indicated that our average director compensation was at the 50th percentile of the 2024 compensation peer group at that time. For information on the 2024 compensation peer group, see the Compensation Discussion and Analysis section above.

Director Stock Ownership Requirements

The Company has a minimum share ownership requirement for non-employee directors that requires each non-employee director to directly own shares and/or share equivalents the total value of which is equal to or greater than six times the annual Board retainer paid in cash, excluding additional retainers for service as a committee chair or as non-executive chair of the Board. Based

54	APA Corporation

on the current annual Board cash retainer of $100,000, each non-employee director is required to own shares and/or share equivalents the total value of which is at least $600,000, based on the value as of the acquisition date.

Multiple of Annual Retainer

Director Stock Ownership Requirement	6x

Non-employee directors must meet the ownership requirement within three years of the later of (i) July 16, 2014, or (ii) the date of his or her appointment to the Board. Once achieved, each non-employee director must continue to meet the minimum share ownership requirement for the duration of his or her service on the Board. As of February 28, 2025, each non-employee director, other than Mr. Bob, Mr. Fisher, and Ms. Weaving, directly owned shares of the Company’s common stock and/or share equivalents with total value equal to or greater than the minimum threshold. Mr. Bob and Ms. Weaving, who joined our Board in April 2024, have until April 2027 to meet the requirement. Mr. Fisher, who joined our Board in October 2024, has until October 2027 to meet the requirement. See beneficial ownership information under the heading Securities Ownership and Principal Holders below.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The Outside Directors’ Retirement Plan was amended on July 16, 2014, effective as of June 30, 2014, to (i) limit participation to those members first elected to the Board on or before June 30, 2014, and (ii) specify that the amount of benefits will be determined as of the earlier of the date the non-employee director ceases to be a member of the Board or June 30, 2014, at which date the annual cash Board retainer was $150,000.

The plan is administered by the MD&C Committee and generally pays an annual benefit equal to 100% of the retired director’s annual cash Board retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2024, benefits were paid under this plan to four former directors who retired from the Company’s Board in 2013 through 2024.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the 2024 fiscal year:

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (f)	All Other Compensation ($) (g)		Total ($) (h)

Annell R. Bay	115,000	199,964	—	—	—	—		314,964

Matthew R. Bob	78,242	149,975	—	—	—	—		228,217

Juliet S. Ellis	120,000	199,964	—	—	—	10,000	(4)	329,964

Kenneth M. Fisher	19,688	37,498	—	—	—	—		57,186

Charles W. Hooper	115,000	199,964	—	—	—	—		314,964

Chansoo Joung	120,000	199,964	—	—	—	—		319,964

H. Lamar McKay	200,000	299,934	—	—	—	—		499,934

Amy H. Nelson(5)	41,546	—	—	—	—	3,574,441	(6)	3,615,987

Daniel W. Rabun(5)	41,562	—	—	—	—	2,251,845	(6)	2,293,407

Peter A. Ragauss	105,000	199,964	—	—	—	10,000	(4)	314,964

David L. Stover	100,000	199,964	—	—	—	—		299,964

Anya Weaving	78,242	149,975	—	—	—	—		228,217

(1)

Employee directors do not receive additional compensation for serving on the Board. John J. Christmann IV, the Company’s CEO, is not included in this table as he was an employee of the Company during 2024. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

2025 Proxy Statement	55

(2)

Grant date fair value, as computed in accordance with FASB ASC Topic 718, of RSUs granted during 2024 to each non-employee director based on the per share closing price of the Company’s common stock on the date of grant. None of the non-employee directors had unvested RSUs or restricted APA common stock at year-end 2024.

(3)	Earnings not included in column (f) of the Director Compensation Table as they are not above-market or preferential earnings.

(4)

These amounts reflect payments made to qualified non-profit organizations under the Company’s Workplace Giving Program to match donations made by the director. The administration of the Workplace Giving Program may result in reported amounts in excess of the annual matching limit, when a donation is made by a director in one fiscal year, but the Company matching donation is not processed until the next fiscal year. Additional information about the Workplace Giving Program is provided in the Compensation Discussion and Analysis section above.

(5)	The directorship terms for Ms. Nelson and Mr. Rabun expired at the Company’s 2024 annual meeting of shareholders.

(6)

Benefits paid pursuant to the Outside Directors’ Retirement Plan and the Outside Directors’ Deferral Program. Includes stock awards of $2,366,607 for Ms. Nelson ($2,256,295 in previously reported awards and $110,312 for RSUs granted in 2024) and $2,251,821 for Mr. Rabun ($2,143,375 in previously reported awards and $108,446 for RSUs granted in 2024) that were deferred pursuant to the Directors’ Compensation Plan and the Deferral Program. Under the Outside Directors’ Retirement Plan, Ms. Nelson elected a lump sum payment. Mr. Rabun, who was first appointed to the Board on May 14, 2015, was not eligible for the Outside Directors’ Retirement Plan.

56	APA Corporation

PROPOSAL 12: RATIFICATION OF AUDITOR APPOINTMENT

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the registered public accounting firm (independent auditor) employed by the Company and establishes guidelines for the retention of the independent auditor for any permissible services. In performing these responsibilities, among other things, the Audit Committee (i) reviews the qualifications, performance, and independence of the independent auditor, (ii) reviews and evaluates the lead partner of the independent auditor having primary responsibility for the Company’s audit and ensures the rotation of such partners as required by law, and (iii) considers whether the independent auditor should be rotated in order to maintain the independence between the independent auditor and the Company.

The Audit Committee has appointed Ernst & Young LLP (EY), an independent auditor, to audit the Company’s financial statements for the fiscal year ending December 31, 2025. EY served as the Company’s independent auditor for the fiscal year ended December 31, 2024, and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal control over financial reporting. EY has served as the independent auditor of the Company since 2002. The Board believes that the continued retention of EY to serve as the Company’s independent auditor is in the best interests of the Company and its shareholders and, at the request of the Audit Committee, is asking you to ratify that appointment.

Representatives of EY will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding APA’s business.

Although shareholder ratification is not required, the appointment of EY as the Company’s independent auditor for fiscal year 2025 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding the appointment of EY into consideration in future deliberations. If EY’s appointment is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent auditor. The Audit Committee may terminate EY’s engagement as the Company’s independent auditor without the approval of the Company’s shareholders whenever the Audit Committee deems appropriate.

Fees Paid to the Independent Auditor

The fees paid to EY for 2024 and 2023 were as follows:

Description	2024 ($)	2023 ($)
Audit Fees(1)	7,056,000	5,236,000
Audit-Related Fees(2)	247,000	467,000
Tax Fees(3)	200,000	252,000
All Other Fees	—	—
Total	7,503,000	5,955,000

(1)

Audit Fees were for professional services rendered for the annual audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, the reviews of the financial statements included in the Forms 10-Q, statutory audits, issuance of comfort letters, consents, and assistance and review of documents filed with the SEC. The material drivers of the increase in audit fees in 2024 compared to 2023 were for services related to: (a) the Company’s acquisition of Callon Petroleum Company; (b) structuring of debt for the Company and its subsidiary, Apache; and (c) enhanced documentation on controls testing.

(2)

Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” and agreed upon or expanded audit procedures.

(3)	Tax Fees were for services related to tax planning and compliance, tax-related and structuring-related consultation, and tax services related to potential acquisitions or dispositions.

All audit, audit-related, tax, and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by EY was compatible with the firm’s independence in the conduct of its auditing functions. The Audit Committee has taken into consideration whether the provision of non-audit services by EY is compatible with maintaining auditor independence.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

2025 Proxy Statement	57

Pre-Approval of Independent Auditor Services and Fees

To ensure the independence of our independent auditor and to comply with the applicable securities laws, Nasdaq listing standards, and the Audit Committee charter, the Audit Committee has established a policy and related procedures with respect to services that may be performed by the Company’s independent auditor (the Pre-Approval Policy).

The Pre-Approval Policy provides that the Company’s independent auditor may not perform any service for APA, subject to those exceptions that may be permitted by applicable law, unless (i) the service has been pre-approved by the Audit Committee or (ii) the Company engaged the independent auditor to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditor by applicable securities laws.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditor and a maximum amount of fees for each category. The Audit Committee reassesses these service categories and the associated maximum fee limits annually. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. The Audit Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts. The Audit Committee grants pre-approval, subject to fee limits, for services that fall within the “All Other Fees” category on an engagement-by-engagement basis.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests to pre-approve services and maximum fee limits, provided that the member informs the Audit Committee of his or her decision at the Audit Committee’s next scheduled meeting.

The Board recommends that you vote FOR ratification of the appointment of EY as the Company’s independent auditor for fiscal year 2025.

58	APA Corporation

Report of the Audit Committee

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act or the Exchange Act.

The Audit Committee is operated under a charter that specifies the scope of the committee’s responsibilities. The charter, which is reviewed annually and available on the Company’s website at www.apacorp.com, was last amended and restated effective September 12, 2023.

The Board has determined that all members of the committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules, and regulations, including the listing standards of the Nasdaq Stock Market and Rule 10A-3 of the Exchange Act.

The Company’s management has the primary responsibility for preparing the Company’s financial statements, managing the accounting and financial reporting processes, devising and maintaining the systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. Ernst & Young LLP, APA’s independent auditor, is responsible for the integrated audit of the consolidated financial statements and auditing the Company’s internal controls over financial reporting. The committee’s responsibility is to monitor and oversee these processes and procedures on behalf of the Board.

The Audit Committee held eight meetings during fiscal year 2024. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditor. Meeting agendas are set based upon the Audit Committee charter and also include suggested topics from committee members and/or other relevant topics. At four of the Audit Committee meetings held during 2024, the committee met with the internal auditors and the independent auditor, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

The committee is responsible for oversight of the qualifications, performance, and independence of the Company’s independent auditor and annually determines whether to retain the Company’s current independent auditor. In doing so, the committee also considers whether, in order to assure continuing auditor independence, there should be regular rotation of the independent auditor, which includes consideration of the advisability and potential impact of selecting a different independent auditor.

In its determination to retain the current independent auditor in 2024, the Audit Committee took into consideration a number of factors, including the historical and recent performance of the independent auditor and lead partner, its global capabilities, its knowledge of the Company’s operations and industry, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (PCAOB) reports, and independence. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, in both fact and appearance.

The Audit Committee discussed with the Company’s internal auditors and the independent auditor the overall scope and plans for their respective audits. In addition, the Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management, the internal auditors, and the independent auditor the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including the clarity of disclosures in the financial statements, the results of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the internal and independent auditors’ audits of the Company’s internal controls over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024, filed by the Company with the Securities and Exchange Commission.

Members of the Audit Committee

Chansoo Joung Committee Chair	Matthew R. Bob	Kenneth M. Fisher	Peter A. Ragauss	Anya Weaving

2025 Proxy Statement	59

PROPOSAL 13: ADVISORY VOTE ON NEO COMPENSATION

General Information

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, the Company is asking its shareholders to cast an advisory vote to approve the compensation of the Company’s NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

Say-on-Pay

As described in detail in the section of this proxy statement titled Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, and retain our executive officers (including our NEOs), who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term, and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the section of this proxy statement titled Compensation Discussion and Analysis, and the compensation tables that follow it, for additional details about our executive compensation programs. We also encourage you to review the section of this proxy statement titled Shareholder Engagement Program and Feedback for details about our year-round shareholder engagement program, which includes soliciting feedback on our compensation programs.

At each of the Company’s annual meetings since the 2011 annual meeting of shareholders, the Company’s shareholders have cast an advisory vote on the compensation of the Company’s NEOs, as disclosed in the proxy statement for such meeting, and the Board and the MD&C Committee have considered the results of these shareholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed.

At the 2023 annual meeting of shareholders, the Company’s shareholders determined, on an advisory basis, that the say-on-pay vote should be held on an annual basis. In accordance with this determination, we are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR the following resolution:

RESOLVED, that the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion, is hereby approved.

Effect of Your Vote

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board. Our Board and our MD&C Committee value the opinions of our shareholders, and to the extent there is a significant vote against the compensation paid to our NEOs, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns.

The Board recommends that you vote FOR the approval of our NEOs’ compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

60	APA Corporation

OTHER INFORMATION

Securities Ownership and Principal Holders

Beneficial Ownership by Directors and Named Executive Officers

The following table sets forth, as of February 28, 2025, the beneficial ownership of the Company’s common stock, par value $0.625 per share, of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the other named executive officers of the Company for fiscal year 2024, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company.

Name of Beneficial Owner	Options(1)	Deferred Stock Units(2)	Retirement Plans(3)	Total Beneficial Ownership(4)	Percent of Class
Non-Employee Directors and Nominees
Annell R. Bay	—	86,860	—	86,860	*
Matthew R. Bob	—	6,028	—	35,662	*
Juliet S. Ellis	—	61,377	—	73,813	*
Kenneth M. Fisher	—	1,641	—	1,641	*
Charles W. Hooper	—	18,460	—	18,460	*
Chansoo Joung	—	87,556	—	152,841	*
H. Lamar McKay	—	35,447	—	35,447	*
Peter A. Ragauss	—	85,089	—	85,089	*
David L. Stover	—	18,182	—	18,182	*
Anya Weaving	—	6,028	—	6,028	*
Named Executive Officers
John J. Christmann IV	332,483	66,929	203,747	1,242,591	*
Stephen J. Riney	111,732	—	94,682	401,004	*
D. Clay Bretches	—	—	—	63,839	*
Tracey K. Henderson	—	—	—	38,297	*
Mark D. Maddox	19,499	—	2,668	90,050	*
P. Anthony Lannie(5)	—	—	—	—	—
David A. Pursell(5)	—	—	—	—	—
All directors, nominees, and executive officers as a group (including the above-named persons)	494,882	473,597	314,916	2,497,831	*

*	Represents less than 1% of outstanding shares of the Company’s common stock.

(1)	Common stock issuable upon the exercise of outstanding employee stock options, which are exercisable within 60 days.

(2)

For non-employee directors, these amounts represent common stock equivalents related to retainer fees deferred under the Company’s Directors’ Compensation Plan and/or the Company’s Outside Directors’ Deferral Program. For officers, these amounts represent common stock equivalents held through the Company’s Deferred Delivery Plan.

(3)	Common stock held by the trustee of Apache Corporation’s 401(k) Savings Plan and/or Non-Qualified Retirement/Savings Plan or the trustee of an individual retirement account.

(4)

All ownership is sole and direct unless otherwise noted. Inclusion of any common stock not owned directly shall not be construed as an admission of beneficial ownership. Excludes the following shares of unvested RSUs granted under the Company’s 2016 Omnibus Plan: Mr. Christmann - 280,403; Mr. Riney - 147,680; Mr. Bretches - 85,136; Ms. Henderson - 72,517; Mr. Maddox - 60,959; and all executive officers as a group - 709,811. Fractional stock has been rounded to the nearest whole share.

(5)

Messrs. Lannie and Pursell ceased employment with the Company effective October 15, 2024, and April 9, 2024, respectively. The Company does not have available information on their stock ownership as of the date set forth above.

2025 Proxy Statement	61

Ownership by 5% Owners

The following table sets forth the only persons known to the Company to be the owners of more than 5% of the outstanding shares of the Company’s common stock, par value $0.625 per share, as of December 31, 2024, based on the information available as of February 28, 2025, according to reports filed with the SEC:

Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Amount and Nature of Beneficial Ownership	Percent of Class*
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	—	408,367	41,358,724	1,284,577	42,643,301	11.79
Hotchkis and Wiley Capital Management, LLC(2) 601 S. Figueroa St., 39th Floor Los Angeles, CA 90017	33,239,172	—	35,409,788	—	35,409,788	9.79
Harris Associates L.P.(3) 111 S. Wacker Dr., Ste. 4600 Chicago, IL 60606	24,913,548	—	24,914,699	—	24,914,699	6.89
BlackRock, Inc.(4) 50 Hudson Yards New York, NY 10001	22,216,106	—	24,242,782	—	24,242,782	6.70
State Street Corporation(5) State Street Financial Center 1 Congress St., Ste. 1 Boston, MA 02114	—	15,447,646	—	19,990,057	20,002,099	5.53

*	Calculated based on the aggregate number of shares of the Company’s common stock outstanding as of February 28, 2025.

(1)	Per Schedule 13G/A filed by The Vanguard Group, Inc. on February 13, 2024.

(2)	Per Schedule 13G/A filed by Hotchkis and Wiley Capital Management, LLC on February 14, 2025.

(3)	Per Schedule 13G/A filed by Harris Associates L.P. on November 14, 2024.

(4)	Per Schedule 13G/A filed by BlackRock, Inc. on January 26, 2024.

(5)	Per Schedule 13G/A filed by State Street Corporation on January 30, 2024.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2024, relating to the Company’s equity compensation plans, under which grants of stock options, RSUs, and other rights to acquire shares of APA common stock may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders(1)(3)	3,228,459	48.65	(4)	7,892,316	(5)
Equity compensation plans not approved by security holders(2)(3)	75,581	—		545,569
TOTAL	3,304,040	48.65	(4)	8,437,885

(1)	Includes the Company’s 2011 Omnibus Equity Compensation Plan and 2016 Omnibus Compensation Plan.

(2)

Includes the Directors’ Compensation Plan and Deferred Delivery Plan. The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from RSUs granted under the 2016 Omnibus Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of APA common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)

See Note 13 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for the material features of the 2011 Omnibus Equity Compensation Plan and 2016 Omnibus Compensation Plan.

(4)	Weighted-average exercise price of outstanding stock options, excluding RSUs, performance-based stock units, and deferred stock units.

(5)	Available for grant under the 2016 Omnibus Compensation Plan, as of December 31, 2024.

62	APA Corporation

How to Register for and Access the Virtual Meeting

Registration Website: www.proxydocs.com/APA

If you plan to attend the annual meeting virtually, you are required to register in advance at the registration website above. Once registered, you will receive an email, at the address provided during registration, prior to the start of the meeting, which will contain a unique link to access the virtual meeting. Further instructions and contact information for technical support will be provided in the email. You are encouraged to log into the website early to ensure they have adequate time to remedy any technical problems that may arise prior to the start of the meeting.

An audio recording of the webcast of the annual meeting will be available to the public on the Company’s website at www.apacorp.com as soon as practicable after completion of the meeting and will remain available for at least 30 days thereafter.

Shareholders of Record and Beneficial Owners

Each holder of record of the Company’s common stock as of the record date and each shareholder who holds shares through an intermediary, such as a bank, broker, or other nominee (in “street name”), as of the record date may virtually attend and vote at the annual meeting by registering in advance using the instructions above. Such shareholders will be required to provide their unique control number, which may be found on the proxy card, notice of internet availability of proxy materials, or, for beneficial owners, other materials provided by their intermediary.

Attending as a Guest

Shareholders without a valid control number or any other interested individuals may also attend the annual meeting virtually by registering in advance using the instructions above and following the instructions to register as a guest, but such individuals will not have the option to vote shares.

Asking Questions

Shareholders may submit questions in advance of the annual meeting by emailing AnnualMeeting@apacorp.com no later than 5:00 p.m. (Houston time) on May 20, 2025. Any questions that are inappropriate, not pertinent to the meeting, or otherwise fail to meet the rules of conduct for the meeting will be excluded. Any substantially similar questions will be grouped together to provide a single response. Pre-submitted questions meeting these requirements may be answered during the meeting as time permits.

Voting

Overview

Proposal		Voting Standard	Effect of Abstentions and Broker Non-Votes	Routine Matter	Default Proxy Vote

1-11	Election of the eleven directors named in this proxy statement	Majority of votes cast	No Impact		✓ FOR each nominee

12	Ratification of appointment of EY as the Company’s independent auditor	Majority of votes cast	No Impact	✓	✓ FOR

13	Advisory vote to approve NEO compensation	Majority of votes cast	No Impact		✓ FOR

	Any other business that properly comes before the meeting or any adjournment thereof	Majority of votes cast	No Impact		In accordance with the judgment of the persons voting the proxy

Representatives of EQ Shareowner Services will tabulate the votes and act as inspectors of the election.

2025 Proxy Statement	63

Who Can Vote

Only shareholders of record holding shares of APA common stock at the close of business on the record date, March 24, 2025, are entitled to receive notice of the annual meeting and to vote the shares of APA common stock they held on that date. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any APA shareholder at 2000 W. Sam Houston Pkwy. S., Suite 200, Houston, Texas 77042, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 28, 2025, there were 361,663,864 shares of APA common stock issued and outstanding. APA shareholders are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

Shareholders of Record

If you hold all or any portion of your shares of APA common stock in your own name (as a “shareholder of record”), then you may instruct the Company on how to vote such shares.

Internet	If You Requested to Receive Printed Proxy Materials
	Mobile Device	Telephone	Mail
Follow the instructions provided in the Notice of Internet Availability of Proxy Materials	Scan the QR code on the enclosed proxy card with your mobile device (specific directions are shown on the proxy card)	Call the toll-free telephone number listed on the enclosed proxy card (specific directions are included on the proxy card)	Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope provided

When using internet, mobile device, or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for APA and a unique control number for you. To vote at the annual meeting during the polling period, shareholders who registered with their unique control number will be provided instructions to cast their ballot online. Your vote is very important. Whether or not you plan to attend the annual meeting virtually, we encourage you to vote as soon as possible.

Beneficial Owners

If your shares of APA common stock are held by a broker, bank, or other nominee (in “street name”), then you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the annual meeting. However, your shares will not be voted on any of the non-routine matters described in the table above. An absence of voting instructions on any non-routine matters will result in a “broker non-vote.” To vote at the annual meeting during the polling period, shareholders who registered with their unique control number will be provided instructions on how to cast their ballot online during the meeting.

Default Proxy Votes

Whichever method you use to transmit your instructions, your shares of APA common stock will be voted as you direct. If you designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted as shown in the table above. If you vote in advance, you may still virtually attend and vote at the annual meeting, with such vote at the meeting revoking all previous votes and proxies. See Revoking a Proxy below.

401(k) Savings Plan Shares

If you are an employee or former employee of the Company or its subsidiaries participating in the Apache Corporation 401(k) Savings Plan and have shares of APA common stock credited to your plan account as of the record date, you have the right to direct the plan trustee, Fidelity Management Trust Company, regarding how to vote such shares in accordance with your instructions. If you do not send instructions (in the manner described above) or if your proxy card is not received by May 19, 2025, then the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

64	APA Corporation

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date by internet, mobile device, telephone, or mail (if applicable), by voting at the virtual meeting as described in this proxy statement, or by filing a written revocation with APA’s Corporate Secretary. Virtually attending the annual meeting alone will not automatically revoke your proxy.

Quorum

The presence at the annual meeting, virtually or by proxy, of the holders of a majority of the shares of APA common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

Additional Information

Future Shareholder Proposals and Director Nominations

Shareholders are entitled to submit director nominations or proposals on matters appropriate for shareholder action at next year’s annual meeting consistent with the regulations of the SEC and the Company’s bylaws. Notices for any of the following should be mailed to the attention of the Company’s Corporate Secretary at 2000 W. Sam Houston Pkwy. S., Suite 200, Houston, Texas 77042 and must be received by the deadline specified below.

Item	Description	Deadline for Receipt	What to Include
Proposals in Next Year’s Proxy Statement	SEC Rule 14a-8 permits a shareholder to submit a proposal (other than director nominations) for inclusion in our proxy statement for next year’s annual meeting, if the shareholder and the proposal comply with SEC Rule 14a-8	On or before December 11, 2025	Information required by SEC Rule 14a-8
Director Nominations in Next Year’s Proxy Statement (Proxy Access)	Our bylaws(1) permit a shareholder or a group of shareholders (up to 20) who have owned an aggregate of at least 3% of APA’s outstanding common stock continuously for at least 3 years the ability to submit director nominations (up to 25% of the Board) for inclusion in our proxy statement for next year’s annual meeting, if the shareholder(s) and the nominee(s) comply with Article IV, Section 14 of our bylaws	No earlier than the close of business on November 11, 2025, and no later than the close of business on December 11, 2025	Information required by Article IV, Section 14 of our bylaws
Director Nominations on Next Year’s Proxy Card (Universal Proxy)	SEC Rule 14a-19 permits shareholder(s) who intend to solicit proxies in support of director nominees, other than the Company’s nominees, to include their director nominations on the Company’s proxy card for next year’s annual meeting, if the shareholder(s) comply with SEC Rule 14a-19	No earlier than the close of business on November 11, 2025, and no later than the close of business on December 11, 2025	Information required by SEC Rule 14a-19
Other Proposals or Nominees for Presentation at Next Year’s Meeting(2)	Our bylaws also provide that any shareholder proposal, including any director nomination, that is not submitted for inclusion in next year’s proxy statement (as described above), may instead be presented directly at next year’s annual meeting, if the submitting shareholder complies with Article IV, Section 13 (for director nominations) or Article IV, Section 12 (for other proposals) of our bylaws	No earlier than the close of business on December 23, 2025, and no later than the close of business on January 22, 2026	Information required by Article IV, Section 13 or Article IV, Section 12 of our bylaws, as applicable
(1)

Our bylaws are filed as an exhibit to the Company’s most recent Annual Report on Form 10-K, or a printed copy of our bylaws is available free of charge by writing to the Company’s Corporate Secretary at the address above.

(2)

If any shareholder proposal, including any director nomination, is properly presented directly at next year’s annual meeting, proxies will be voted on such proposals in accordance with the judgment of the management representatives who shall have been granted the authority to vote such proxies; provided, however, that with respect to any director nominee included on the Company’s proxy card pursuant to the Universal Proxy rules, proxies will be voted in accordance with the shareholder’s voting instruction, if any.

Accessing Our Annual Report and Other SEC Filings

The Company’s Annual Report on Form 10-K and our other reports filed with the SEC are available on our website, www.apacorp.com, and on the SEC’s website, www.sec.gov.

2025 Proxy Statement	65

Reducing the Environmental Impact of Our Proxy Materials

Electronic Delivery of Our Materials

You can request to receive our proxy materials electronically rather than receiving printed copies. Electronic delivery of these materials helps reduce the environmental impact associated with printing and mailing them. You can sign up for electronic delivery by indicating that you agree to receive or access proxy materials electronically when casting your vote using the instructions provided on your proxy card. If your shares are held in “street name,” then you may contact your broker, bank, or other nominee holding your shares for information on how to receive our proxy materials electronically. Doing so will help us make progress on our sustainability initiatives.

Shareholders with the Same Last Name and Address

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple APA shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure saves natural resources and reduces printing costs and postage fees. We encourage you to utilize this householding delivery procedure if you choose to receive printed materials.

If, however, you would like to opt out of householding for future mailings (or opt in to householding, if you previously opted out), you may notify the applicable contacts below.

If Your Shares Are Held in “Street Name”			If You Are a Shareholder of Record (Not in a Brokerage)
Broadridge Householding Department 51 Mercedes Way Edgewood, NY 11717 1-800-542-1061	or	contact your broker, bank, or other nominee	EQ Shareowner Services Attn: Householding/APA Corporation P.O. Box 64874 St. Paul, MN 55164-0874

If you received only a single set of proxy materials because of the householding delivery procedure and would like a separate copy of the materials, you may contact the Company’s Corporate Secretary by phone at 713-296-6000 or by mail at 2000 W. Sam Houston Pkwy. S., Suite 200, Houston, Texas 77042, and the Company will undertake to deliver promptly such separate copy.

Solicitation of Proxies

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone, or other electronic means by directors, officers, and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Innisfree M&A Incorporated to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $25,000 plus expenses. All costs of the solicitation will be borne by the Company, and the Company will indemnify the proxy solicitor and its affiliates against certain third-party claims, losses, liabilities, and expenses arising out of or relating to the services provided.

Forward-Looking Statements and Other Disclosures

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “continues,” “could,” “estimates,” “expects,” “goals,” “guidance,” “may,” “might,” “outlook,” “possibly,” “potential,” “projects,” “prospects,” “should,” “will,” “would,” and similar references to future periods, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about plans, expectations, goals, commitments, strategies, and objectives. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on several risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations. See “Risk Factors” in our Form 10-K for the year ended December 31, 2024, and in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made in this proxy statement speaks only as of the date of this proxy statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not

66	APA Corporation

possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether because of new information, future developments, or otherwise, except as may be required by law.

By order of the Board of Directors

APA Corporation

Rajesh Sharma Corporate Secretary and Assistant General Counsel – Governance

2025 Proxy Statement	67

APA Corporation

2000 W. Sam Houston Pkwy. S., Ste. 200
Houston, Texas 77042
713-296-6000
apacorp.com

MIX
Paper | Supporting responsible forestry
FSC® C132107
FSC
www.fsc.org

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

[QR Code]

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS

BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1 through 13.

Election of Directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Annell R. Bay	☐	☐	☐	7.	Chansoo Joung	☐	☐	☐

2.	Matthew R. Bob	☐	☐	☐	8.	H. Lamar McKay	☐	☐	☐

		Please fold here – Do not separate

3.	John J. Christmann IV	☐	☐	☐	9.	Peter A. Ragauss	☐	☐	☐

4.	Juliet S. Ellis	☐	☐	☐	10.	David L. Stover	☐	☐	☐

5.	Kenneth M. Fisher	☐	☐	☐	11.	Anya Weaving	☐	☐	☐

6.	Charles W. Hooper	☐	☐	☐

12.	Ratification of Ernst & Young LLP as APA’s Independent Auditors	☐	For	☐	Against	☐	Abstain

13.	Advisory Vote to Approve Compensation of APA’s Named Executive Officers	☐	For	☐	Against	☐	Abstain

14.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 13.

Date
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APA CORPORATION

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 22, 2025

10:00 a.m. Central Time

To register for the virtual meeting, please follow the instructions below:

•	Visit www.proxydocs.com/APA on your smartphone, tablet or computer.
•	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.
•

After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at

www.proxydocs.com/APA

proxy

APA CORPORATION – 2025 PROXY

This proxy is solicited on behalf of the board of directors

for use at the Annual Meeting on May 22, 2025

By signing this proxy, you revoke all prior proxies and appoint John J. Christmann IV, Stephen J. Riney, and Kimberly O. Warnica as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of shareholders to be held May 22, 2025, or any adjournment thereof, and to vote all the shares of common stock of APA Corporation held of record by the undersigned on March 24, 2025.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 13.

For participants in the Apache Corporation 401(k) Savings Plan, if this proxy is properly executed, then the shares credited to your account will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 19, 2025, then the shares credited to your account will be voted in proportion to directions received by Fidelity Management Trust Company, the trustee for the Apache Corporation 401(k) Savings Plan.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/apa Use the Internet to vote your proxy. Scan code on front for mobile voting.	1-866-883-3382 Use a touch-tone telephone to vote your proxy.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 21, 2025.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.